Exhibit 4.1

Published CUSIP Number: 80786CAA3

CREDIT AGREEMENT

Dated as of April 23, 2010

among

SCHOOL SPECIALTY, INC.,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	24
1.03	Accounting Terms	25
1.04	Rounding	25
1.05	References to Agreements and Laws	25
1.06	Times of Day	26
1.07	Letter of Credit Amounts	26
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		26
2.01	Revolving Loans and Incremental Term Loans	26
2.02	Borrowings, Conversions and Continuations of Loans	28
2.03	Letters of Credit	30
2.04	Swing Line Loans	37
2.05	Prepayments	40
2.06	Termination or Reduction of Aggregate Revolving Commitments	41
2.07	Repayment of Loans	41
2.08	Interest	41
2.09	Fees	42
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	42
2.11	Evidence of Debt	43
2.12	Payments Generally; Administrative Agent’s Clawback	43
2.13	Sharing of Payments	45
2.14	Cash Collateral	46
2.15	Defaulting Lenders	47
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		48
3.01	Taxes	48
3.02	Illegality	51
3.03	Inability to Determine Rates	52
3.04	Increased Costs	52
3.05	Funding Losses	53
3.06	Matters Applicable to all Requests for Compensation	54
3.07	Survival	54
ARTICLE IV GUARANTY		55
4.01	The Guaranty	55
4.02	Obligations Unconditional	55
4.03	Reinstatement	56
4.04	Certain Additional Waivers	56
4.05	Remedies	56
4.06	Rights of Contribution	57
4.07	Guarantee of Payment; Continuing Guarantee	57
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		57
5.01	Conditions of Initial Credit Extension	57
5.02	Conditions to all Credit Extensions	58
ARTICLE VI REPRESENTATIONS AND WARRANTIES		59
6.01	Existence, Qualification and Power	59
6.02	Authorization; No Contravention	59
6.03	Governmental Authorization; Other Consents	60
6.04	Binding Effect	60
6.05	Financial Statements; No Material Adverse Effect	60

i

6.06	Litigation	61
6.07	No Default	61
6.08	Ownership of Property; Liens	61
6.09	Environmental Compliance	61
6.10	Insurance	62
6.11	Taxes	62
6.12	ERISA Compliance	63
6.13	Subsidiaries	63
6.14	Margin Regulations; Investment Company Act	64
6.15	Disclosure	64
6.16	Compliance with Laws	64
6.17	Intellectual Property; Licenses, Etc.	64
6.18	[Reserved]	65
6.19	Perfection of Security Interests in the Collateral	65
6.20	Business Locations	65
6.21	Labor Matters	65
6.22	Solvency	65
ARTICLE VII AFFIRMATIVE COVENANTS		65
7.01	Financial Statements	65
7.02	Certificates; Other Information	66
7.03	Notices	69
7.04	Payment of Obligations	69
7.05	Preservation of Existence, Etc.	69
7.06	Maintenance of Properties	69
7.07	Maintenance of Insurance	70
7.08	Compliance with Laws	70
7.09	Books and Records	70
7.10	Inspection Rights	70
7.11	Use of Proceeds	71
7.12	Additional Subsidiaries	71
7.13	[Reserved]	71
7.14	Pledged Assets	71
7.15	Real Property	72
7.16	Landlord Lien Waivers	72
ARTICLE VIII NEGATIVE COVENANTS		73
8.01	Liens	73
8.02	Investments	75
8.03	Indebtedness	75
8.04	Fundamental Changes	77
8.05	Dispositions	78
8.06	Restricted Payments	78
8.07	Change in Nature of Business	79
8.08	Transactions with Affiliates and Insiders	79
8.09	Burdensome Agreements	79
8.10	Use of Proceeds	80
8.11	Financial Covenants	80
8.12	Junior Indebtedness; Junior Payments; Permitted Securitization Transaction	80
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	81
8.14	Ownership of Subsidiaries	81

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		82
9.01	Events of Default	82
9.02	Remedies Upon Event of Default	84
9.03	Application of Funds	84
ARTICLE X ADMINISTRATIVE AGENT		85
10.01	Appointment and Authority	85
10.02	Rights as a Lender	86
10.03	Exculpatory Provisions	86
10.04	Reliance by Administrative Agent	87
10.05	Delegation of Duties	87
10.06	Resignation of Administrative Agent	87
10.07	Non-Reliance on Administrative Agent and Other Lenders	88
10.08	No Other Duties; Etc.	88
10.09	Administrative Agent May File Proofs of Claim	88
10.10	Collateral and Guaranty Matters	89
ARTICLE XI MISCELLANEOUS		90
11.01	Amendments, Etc.	90
11.02	Notices; Effectiveness; Electronic Communications	92
11.03	No Waiver; Cumulative Remedies; Enforcement	94
11.04	Expenses; Indemnity; and Damage Waiver	95
11.05	Payments Set Aside	96
11.06	Successors and Assigns	96
11.07	Treatment of Certain Information; Confidentiality	100
11.08	Set-off	101
11.09	Interest Rate Limitation	102
11.10	Counterparts; Integration; Effectiveness	102
11.11	Survival of Representations and Warranties	102
11.12	Severability	102
11.13	Replacement of Lenders	103
11.14	Governing Law; Jurisdiction; Etc.	103
11.15	Waiver of Jury Trial	104
11.16	No Advisory or Fiduciary Responsibility	105
11.17	Electronic Execution of Assignments and Certain Other Documents	105
11.18	USA PATRIOT Act	105
11.19	Designated Senior Indebtedness	106

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Locations of Tangible Personal Property
6.20(c)	Location of Chief Executive Office
6.20(e)	Changes in Legal Name, State of Formation and Structure
8.01-1	Liens Existing on the Closing Date
8.01-2	Securitization Related Property
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Incremental Term Loan Note
C-3	Form of Swing Line Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 23, 2010 among SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide $350 million in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2003 Convertible Subordinated Note Documents” means the 2003 Convertible Subordinated Notes, the 2003 Convertible Subordinated Note Indenture and all other documents, instruments and agreements relating thereto, in each case as amended, modified and supplemented from time to time in accordance with the provisions of this Agreement.

“2003 Convertible Subordinated Note Indenture” means the Indenture dated as of July 18, 2003 between the Borrower and BNY Midwest Trust Company, as amended by the First Supplemental Indenture dated as of December 8, 2004 and as amended, modified and supplemented from time to time after the date hereof in accordance with the provisions of this Agreement.

“2003 Convertible Subordinated Notes” means those Convertible Subordinated Notes of the Borrower due 2023.

“2006 Convertible Subordinated Note Documents” means the 2006 Convertible Subordinated Notes, the 2006 Convertible Subordinated Note Indenture and all other documents, instruments and agreements relating thereto, in each case as amended, modified and supplemented from time to time in accordance with the provisions of this Agreement.

“2006 Convertible Subordinated Note Indenture” means the Indenture dated as of November 22, 2006 between the Borrower and The Bank of New York Trust Company, N.A., as amended, modified and supplemented from time to time in accordance with the provisions of this Agreement.

“2006 Convertible Subordinated Notes” means those Convertible Subordinated Notes of the Borrower due 2026.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional L/C Issuer” means a Lender with a Revolving Commitment requested by the Borrower and approved by the Administrative Agent in its reasonable discretion.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000).

“Agreement” means this Credit Agreement, amended, modified, supplemented and extended from time to time.

“Applicable Rate” means:

(a) with respect to each Incremental Term Loan, the percentages per annum set forth in the applicable Incremental Term Loan Agreement; and

(b) with respect the Revolving Loans and the Revolving Commitments, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Total Leverage Ratio	Commitment Fee	Revolving Loans - Eurodollar Rate Loans	Revolving Loans - Base Rate Loans
I	> 3.50:1.0	0.500%	3.75%	2.75%
II	> 3.00:1.0 but < 3.50:1.0	0.500%	3.50%	2.50%
III	> 2.50:1.0 but < 3.00:1.0	0.500%	3.25%	2.25%
IV	> 2.00:1.0 but < 2.50:1.0	0.375%	3.00%	2.00%
V	< 2.00:1.0	0.375%	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the fifth Business Day immediately following the date a Compliance Certificate (together with the related financial statements required by Section 7.01(a) or Section 7.01(b), as applicable) is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier I shall apply as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date such Compliance Certificate is actually delivered. The Applicable Rate in effect from the Closing Date through the fifth Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal year ending April 24, 2010 shall be determined based upon Pricing Tier II.

(c) Notwithstanding anything to the contrary contained in this definition, the Applicable Rate for any period shall be subject to the provisions of Section 2.01(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Assumed Mortgage Indebtedness” has the meaning specified in Section 8.03.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries for the fiscal year ended April 25, 2009, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, in each case as set forth in the Borrower’s Form 10K for such fiscal year.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurodollar Rate (based on clause (b) of the definition of “Eurodollar Base Rate”) plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Consideration” means, with regard to any Acquisition, all consideration for such Acquisition consisting of (a) cash (including the aggregate amount of cash payments reasonably anticipated to be payable in connection with any deferred purchase price obligation (including any earn-out obligation) as determined by the Borrower in good faith at the time of the consummation of such Acquisition, and (b) assumed Indebtedness (other than purchase money Indebtedness (including obligations in respect of capital leases or Synthetic Leases) included in Section 8.03(c)).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or whose election or nomination to that board or equivalent governing body was approved by individuals referred to in this clause (i) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of any member of the board of directors other than any member in office on the Closing Date, any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the occurrence of a “Fundamental Change” under the 2003 Convertible Subordinated Notes or the 2006 Convertible Subordinated Notes or the occurrence of a “Fundamental Change” or any comparable term under any other Junior Indebtedness.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents. At any time any Permitted Securitization Transaction is outstanding, the Collateral shall not include (x) any Securitization Related Property that is subject to such Permitted Securitization Transaction and (y) the Capital Stock of the applicable Special Purpose Subsidiary for such Permitted Securitization Transaction.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, each Intercreditor Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Commitment Increase Amendment” has the meaning set forth in Section 2.01(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures; provided, however, that Consolidated Capital Expenditures shall not include (a) product development expenses, (b) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition and (c) Permitted Acquisitions.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period excluding any extraordinary gains or losses and related tax effects thereon plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) non-cash expenses in connection with expensing stock options or other equity compensation grants and (e) non-cash intangibles impairment charges.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, all interest expense of the Borrower and its Subsidiaries for such period (including, without limitation, (a) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (b) the implied interest component under Synthetic Leases and Securitization Transactions).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) the cash portion of Consolidated Interest Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income for such period but excluding net income (or loss) attributable to the Publishing Joint Venture unless such net income has been distributed by way of an ordinary dividend in cash to the Borrower or any Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (excluding Junior Indebtedness and Other Indebtedness) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Eurodollar Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Borrower and its Subsidiaries, (b) the license of IP Rights in the ordinary course of business, (c) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (d) any sale, lease, license, transfer or other disposition of Property by the Borrower or any Subsidiary to any Loan Party, (e) any Involuntary Disposition, (f) any disposition by the Borrower or any Subsidiary of Cash Equivalents, (g) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, (h) any sale, transfer or other disposition of Securitization Related Property by the Borrower or any Subsidiary pursuant to any Permitted Securitization Transaction and (i) the issuance of any Indebtedness permitted under Section 8.03. For purposes of clarification, the performance of services shall not be deemed a “Disposition”.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time two London Banking Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. London time two London Banking Days prior to the commencement of such Interest Period.

(b) For any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Base Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” means, with respect to any Loan Party, (a) any leased real or personal Property unless requested by the Administrative Agent or the Required Lenders, (b) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) any Property which, subject to the terms of Section 8.09, is subject to a Lien permitted under Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (d) any lease, license or other contract if the grant of a Lien in such lease, license or contract in the manner contemplated by the Loan Documents is prohibited by the terms of such lease, license or contract and would result in the termination of such lease, license or contract, but only to the extent that (i) after reasonable efforts, consent from the relevant party or parties has not been obtained and (ii) any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, (e) at any time any Permitted Securitization Transaction is outstanding, (i) any Securitization Related Property that is subject to such Permitted Securitization Transaction and (ii) the Capital Stock of the Special Purpose Subsidiary for such Permitted Securitization Transaction, and (f) the Capital Stock of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under

Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated March 12, 2010 among the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations (other than obligations under Swap Contracts)), and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(f) Attributable Indebtedness in respect of capital leases and Synthetic Leases;

(g) all obligations in respect of Sale and Leaseback Transactions that constitute liabilities under GAAP (including all such obligations designated as sale-leaseback financing or any comparable term on the balance sheet of such Person in accordance with GAAP);

(h) Attributable Indebtedness in respect of Securitization Transactions;

(i) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(j) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(k) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person; and

(l) all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to obligations under any Swap Contract between any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(e) and obligations under any Treasury Management Agreement between any Subsidiary and any Lender or Affiliate of a Lender, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Incremental Term Loan” has the meaning set forth in Section 2.01(b).

“Incremental Term Loan Commitment” means, as to each Lender, its obligation to make its portion of an Incremental Term Loan to the Borrower pursuant to Section 2.01(b) in the principal amount set forth in the applicable Incremental Term Loan Agreement executed by such Lender.

“Incremental Term Loan Agreement” means, with respect to an Incremental Term Loan, a joinder agreement in form and substance acceptable to the Administrative Agent executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment and the Administrative Agent.

“Incremental Term Loan Note” has the meaning specified in Section 2.11(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) net obligations under any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer to the extent such Indebtedness is recourse to such Person.

For purposes hereof the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Intercreditor Agreement” means an intercreditor agreement entered into by the Administrative Agent in connection with a Permitted Securitization Transaction, as amended, modified, supplemented, restated and replaced from time to time.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date seven days thereafter (if available to all Lenders) or one, two, three or six months thereafter, each option as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower or any Subsidiary.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Junior Indebtedness” means, collectively, (a) Subordinated Indebtedness and (b) Unsecured Indebtedness. The Attributable Indebtedness in respect of capital leases, Synthetic Leases and Securitization Transactions shall not be deemed Junior Indebtedness.

“Junior Payment” means any payment or prepayment or redemption, defeasance or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Junior Indebtedness.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) JPMorgan in its capacity as issuer of the Existing Letter of Credit issued by JPMorgan, (b) Bank of America in its capacity as issuer of the Existing Letters of Credit issued by Bank of America and (c) Bank of America or any Additional L/C Issuer in its capacity as issuer of Letters of Credit on and after the Closing Date.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the undrawn amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit, in each case as extended, renewed or increased in accordance with terms hereof.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan or an Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Request for Credit Extension, each Incremental Term Loan Agreement, each Compliance Certificate, the Fee Letter and each other document, instrument or agreement from time to time executed by the Borrower or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement (including any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement).

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or an Incremental Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor; any of whom may be referred to as a “Loan Party”.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) as to the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations), April 23, 2014 and (b) as to an Incremental Term Loan, the final maturity date for such Incremental Term Loan as set forth in the applicable Incremental Term Loan Agreement; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note and/or the Incremental Term Loan Notes, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between the Borrower or any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(e) and (b) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Indebtedness” has the meaning specified in Section 8.03.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than Excluded Taxes).

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means Investments consisting of an Acquisition by the Borrower or any Subsidiary, provided that (i) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (ii) after giving effect to such Acquisition on a Pro Forma Basis, (A) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (B) the Consolidated Senior Secured Leverage Ratio as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) shall not exceed 3.00:1.0 and (iii) in the case of an Acquisition for which the aggregate consideration exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with clause (ii) of this definition.

“Permitted Liens” means, at any time, Liens in respect of Property of the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Securitization Transaction” means any Securitization Transaction approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any transaction, for purposes of calculating the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate), that such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Share” means, as to each Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of an outstanding Incremental Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Incremental Term Loan held by such Lender at such time subject to adjustment as provided in Section 2.15. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 7.02.

“Publishing Joint Venture” means the joint venture between the Borrower and Cookie Jar Education, Inc. to which the Borrower has contributed assets of its publishing division.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application or the consent of the Borrower pursuant to Section 2.03(l), and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, but excluding (i) any “phantom” dividend that does not involve the distribution of any cash, property or obligations and (ii) any dividend payments or other distributions payable solely in the Capital Stock of the Person making such dividend or distribution.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Related Property” means the Property identified on Schedule 8.01-2 and any such other property that is customary in Securitization Transactions as determined and approved by the Administrative Agent in its sole discretion.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Security Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Subsidiary” means, with respect to any Permitted Securitization Transaction, the special purpose subsidiary or affiliate for such Permitted Securitization Transaction.

“Subordinated Indebtedness” means (a) the 2003 Convertible Subordinated Notes, (b) the 2006 Convertible Subordinated Notes and (c) any other Indebtedness of the Borrower or any Subsidiary which by its terms is expressly subordinated to the Obligations in a manner and to an extent approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 or (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unsecured Indebtedness” means any Indebtedness that is not secured by a Lien on any property of the Borrower and its Subsidiaries and that is otherwise on terms approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Together with each Compliance Certificate, the Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Section 8.11 contained in such Compliance Certificate to the extent such changes are not disclosed by the Borrower in any SEC filing made prior to or concurrent with the delivery of such Compliance Certificate. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations for purposes of determining compliance with the financial covenants in Section 8.11 and determining the Applicable Rate shall be made on a Pro Forma Basis with respect to any Acquisition, Disposition or Involuntary Disposition occurring during the applicable period.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or any Issuer Document relating thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Incremental Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b) Incremental Term Loans. Subject to Section 2.01(c), on the effective date of the applicable Incremental Term Loan Agreement, each Lender party thereto severally agrees to make its portion of a term loan (each an “Incremental Term Loan”) in a single advance to the Borrower in Dollars in the amount of such Lender’s Incremental Term Loan Commitment as set forth in such Incremental Term Loan Agreement. Amounts repaid on the Incremental Term Loans may not be reborrowed. The Incremental Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request.

(c) Increase in Aggregate Revolving Commitments; Institution of Incremental Term Loans. The Borrower shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to increase (in one or more increases) the Aggregate Revolving Commitments or institute one or more Incremental Term Loans at any time prior to the date that is six (6) months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) the sum of (A) the outstanding principal amount of all Unsecured Indebtedness incurred pursuant to Section 8.03(j) plus (B) the amount by which the aggregate Attributable Indebtedness in respect of Permitted Securitization Transactions exceeds $100 million plus (C) the aggregate amount of all increases in the Aggregate Revolving Commitments pursuant to this Section 2.01(c) plus (D) the aggregate outstanding principal amount of the Incremental Term Loans made pursuant to Section 2.01(b) shall not exceed $200 million;

(ii) no Default shall have occurred and be continuing on the date on which such increase or institution is to become effective;

(iii) the representations and warranties set forth in Article VI shall be true and correct on and as of the date of such increase or institution, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(iv) such increase or institution shall be in a minimum amount of $50,000,000 and in integral multiples of $5,000,000 in excess thereof (or the remaining amount available for such increase or institution under clause (i) above) or such lesser amounts as the Administrative Agent may agree;

(v) the Administrative Agent shall have received all documents (including, without limitation, such certificates of resolutions of each Loan Party and favorable opinions of counsel to the Loan Parties) the Administrative Agent may reasonably request relating to the corporate or other necessary authority for such increase or institution and the validity of such increase or institution, all in form and substance reasonably satisfactory to the Administrative Agent;

(vi) such increase or institution shall only be effective upon receipt by the Administrative Agent of (x) additional Revolving Commitments or Incremental Term Loan Commitments in a corresponding amount of such increase or institution from either existing Lenders and/or one or more banks and other financial institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment or an Incremental Term Loan Commitment), (y) in the case of an Incremental Term Loan, an Incremental Term Loan Commitment Agreement from each bank and financial institution providing an Incremental Term Loan Commitment evidencing its Incremental Term Loan Commitment and (z) in the case of additional Revolving Commitments, documentation from each bank and financial institution providing an additional Revolving Commitment evidencing its additional Revolving Commitment in form and substance acceptable to the Administrative Agent;

(vii) if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Pro Rata Share of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans.

(viii) in the case of the institution of an Incremental Term Loan:

(A) the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Incremental Term Loan, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(B) the Applicable Rate for such Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Agreement, provided that if the Adminstrative Agent determines in its sole discretion that such Incremental Term Loan would be deemed a “Term Loan A” in the term loan market and the Applicable Rate for such Incremental Term Loan exceeds the Applicable Rate for the Revolving Loans, then the Applicable Rate for the Revolving Loans shall be increased to the Applicable Rate for such Incremental Term Loan;

(C) the scheduled principal amortization payments under such Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Agreement, provided that aggregate amount of scheduled principal amortization payments shall not exceed 2.5% of the original principal amount of the Incremental Term Loan in any calendar quarter; and

(D) the final maturity date for such Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Agreement, provided that such date shall not be earlier than the Maturity Date for the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations).

(ix) If any amendment to this Agreement is required to give effect to any increase in the Aggregate Revolving Commitments or the institution of an Incremental Term Loan pursuant to and in accordance with this Section 2.01(c) (including, without limitation, any increase in the Applicable Rate for the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations)), then such amendment shall be effective if executed by the Loan Parties, each Lender providing a Revolving Commitment (in the case of a Commitment Increase Agreement relating to Revolving Commitments) or each Lender providing an Incremental Term Loan Commitment (in the case of a Commitment Increase Agreement relating to an Incremental Term Loan), and the Administrative Agent (each such amendment is a “Commitment Increase Amendment”).

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower or any other individual designated by the Borrower in writing to the Administrative Agent (together with an incumbency certification for such individual). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans and ten Interest Periods in effect with respect to the Incremental Term Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless the L/C Issuer has approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to borrowers generally;

(E) such Letter of Credit is in an initial amount less than $50,000 (or such lesser amount as may be approved by the L/C Issuer) or is to be denominated in a currency other than Dollars;

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C

Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Maturity Date unless the L/C Issuer has approved such expiry date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”) provided that such Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit (the “Letter of Credit Fee”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter (in the case of Letters of Credit issued by Bank of America) or as agreed upon between the LC Issuer and Borrower (in the case of Letters of Credit issued by JPMorgan or an Additional L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Letters of Credit issued by Other L/C Issuers. Notwithstanding anything herein to the contrary:

(i) a standby letter of credit issued by an Additional L/C Issuer shall not be deemed a Letter of Credit issued under this Agreement unless (A) such Additional L/C Issuer has notified the Administrative Agent in writing of such letter of credit and furnished to the Administrative Agent a copy of such letter of credit or the applicable letter of credit application, and such other matters relating to such letter of credit as the Administrative Agent may reasonably require, (B) the Borrower has consented in writing that such standby letter of credit shall be deemed a Letter of Credit issued under this Agreement and such consent shall constitute a Request for Credit Extension that shall be subject to the conditions set forth in Section 5.02 and (C) the Administrative Agent notifies such Additional L/C Issuer in writing that there is availability under the Aggregate Revolving Commitments and the Letter of Credit Sublimit equal to at least the amount of such letter of credit (it being understood that upon receipt of notice from an Additional L/C Issuer that such Additional L/C Issuer intends to issue a Letter of Credit, the Administrative Agent may reserve an amount under the Aggregate Revolving Commitments and the Letter of Credit Sublimit equal to the amount of such Letter of Credit);

(ii) if a Letter of Credit issued by an Additional L/C Issuer is increased or extended, such increased or extended Letter of Credit shall not be deemed a Letter of Credit hereunder unless (A) such Additional L/C Issuer has notified the Administrative Agent in writing of such increase or extension and furnished to the Administrative Agent a copy of the applicable letter of credit application for such increase or extension and such other matters relating to such letter of credit as the Administrative Agent may reasonably require, (B) the Borrower has consented in writing that the increase or extension of such standby letter of credit shall be deemed an increased or extended Letter of Credit under this Agreement and such consent shall constitute a Request for Credit Extension that shall be subject to the conditions set forth in Section 5.02 and (C) the Administrative Agent notifies such Additional L/C Issuer in writing that there is availability under the Aggregate Revolving Commitments equal to at least the amount of such increase or extension and the Letter of Credit Sublimit (it being understood that upon receipt of notice from an Additional L/C Issuer that such Additional L/C Issuer intends to increase or extend a Letter of Credit, the Administrative Agent may reserve an amount under the Aggregate Revolving Commitments and the Letter of Credit Sublimit equal to the amount of such increase or extension).

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower or any other individual designated by the Borrower in writing to the Swing Line Lender and the Administrative Agent (together with an incumbency certification for such individual). Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan

Notice). The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans and Incremental Term Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Incremental Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Incremental Term Loans shall be applied pro rata to the Incremental Term Loans (in each case ratably to the remaining principal amortization payments thereof). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice from the Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand by the Swing Line Lender and (ii) the Maturity Date.

(c) The Borrower shall repay the outstanding principal amount of each Incremental Term Loan in installments on the dates and in the amounts set forth in the applicable Incremental Term Loan Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuation of an Event of Default, upon the request of the Required Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C-1 (a “Revolving Note”), (ii) in the case of an Incremental Term Loan, be in the form of Exhibit C-2 (an “Incremental Term Loan Note”) and (iii) in the case of Swing Line Loans, be in the form of Exhibit C-3 (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender, (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes – Obligation to Withhold: Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Loan Parties or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other

Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Loan Party and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Loan Party or the Administrative Agent) incurred by or asserted against such Loan Party or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Loan Party or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver (or cause the applicable Loan Party to deliver) to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders: Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank”

within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) If any Lender or the Administrative Agent determines that it is entitled to compensation under this Article III, such Lender or the Administrative Agent, as applicable, shall give prompt notice thereof to the Borrower. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.13.

(c) Upon the request and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to Section 3.01 or 3.04 shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Taxes or Other Taxes giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorney’s and accountant’s fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Taxes or Other Taxes.

(d) If a Lender changes its applicable lending office (other than pursuant to paragraph (e) below) or engages in a combination with another financial institution and the effect of the change or combination, as of the date of the change or combination, would be to cause the Borrower to become obligated to pay any additional amount under Section 3.01 or Section 3.04, the Borrower shall not be obligated to pay such additional amount.

(e) If a condition or an event occurs that would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to Section 3.01 or Section 3.04, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it and acceptable to the Borrower to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

3.07 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with the Borrower or any Subsidiary, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Additional Waivers.

Without limiting the generality of the provisions of this Article IV, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive, to the extent applicable. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent’s of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party (including any designation by the Borrower of individuals authorized to sign Loan Notices); and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Opinion of Counsel. Receipt by the Administrative Agent’s of favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(d) Perfection and Priority of Liens. The Lenders shall have received satisfactory evidence that the Administrative Agent, on behalf of the holders of the Obligations, shall have a valid and perfected first priority Lien in the Collateral (subject to Permitted Liens).

(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance) on behalf of the Lenders.

(f) Refinance of Existing Indebtedness. The Borrower and its Subsidiaries shall have repaid all outstanding Indebtedness (other than Indebtedness permitted under Section 8.03) and terminated all commitments to extend credit with respect to such Indebtedness, and all Liens securing such Indebtedness shall have been released.

(g) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(h) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) There shall not have been commenced against the Borrower or any Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party (except to the extent that (w) the 2003 Convertible Subordinated Notes are convertible as of the date hereof through maturity thereof and the 2003 Convertible Subordinated Note Documents provide that upon conversion the Borrower shall satisfy in cash the portion of its Conversion Obligation (as defined in the 2003 Convertible Subordinated Note Indenture) equal to the Accreted Principal Amount (as defined in the 2003 Convertible Subordinated Note Indenture) of the 2003 Convertible Subordinated Notes to be converted pursuant to such Conversion Obligation, (x) the 2006 Convertible Subordinated Notes become convertible after the date hereof through maturity thereof and the

2006 Convertible Subordinated Note Documents provide that upon conversion the Borrower shall satisfy in cash the portion of its Conversion Obligation (as defined in the 2006 Convertible Subordinated Note Indenture) equal to the Accreted Principal Amount (as defined in the 2006 Convertible Subordinated Note Indenture) of the 2006 Convertible Subordinated Notes to be converted pursuant to such Conversion Obligation, (y) the 2003 Convertible Subordinated Note Documents provide that, subject to the terms and conditions of the 2003 Subordinated Note Indenture, each holder of the 2003 Convertible Subordinated Note shall have the option, on each of August 1 of 2010 and 2013, to require the Borrower to repurchase the 2003 Convertible Subordinated Note held by such holder at the repurchase price set forth in the 2003 Subordinated Note Indenture, and (z) the 2006 Convertible Subordinated Note Documents provide that, subject to the terms and conditions of the 2006 Subordinated Note Indenture, each holder of the 2006 Convertible Subordinated Notes shall have the option, on November 30, 2011, to require the Borrower to repurchase the 2006 Convertible Subordinated Notes held by such holder at the repurchase price set forth in the 2006 Subordinated Note Indenture) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated January 23, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, in each case as set forth in the Borrower’s Form 10Q for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) From April 25, 2009 to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since April 25, 2009 there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) is reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The Property of the Borrower and its Subsidiaries is insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) All real property constituting Collateral is covered by flood insurance with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts and with such deductibles as the Administrative Agent may approve in its reasonable discretion.

6.11 Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Responsible Officers of any Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of incorporation or organization, (ii) number of shares of each class of Capital Stock outstanding and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable and is not subject to any outstanding options, warrants, rights of conversion or purchase or any other similar rights with respect thereto.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except for Permitted Liens and any defects in title that could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of (a) all material IP Rights registered or pending registration with the United States Copyright Office and owned by a Loan Party as of the Closing Date and (b) all IP Rights registered or pending registration with the United States Patent and Trademark Office and owned by a Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any third party claim, licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 [Reserved].

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

(a) Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date.

(b) Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date (other than those locations set forth on Schedule 6.20(a)).

(c) Set forth on Schedule 6.20(c) is the chief executive office location and U.S. tax payer identification number of each Loan Party as of the Closing Date.

(d) The exact legal name and state of formation of each Loan Party as of the Closing Date is as set forth on the signature pages to this Agreement.

(e) Except as set forth on Schedule 6.20(e), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

6.22 Solvency.

The Loan Parties are Solvent on a consolidated basis.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending April 24, 2010, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, retained earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating statements certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending July 24, 2010, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, retained earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and in the case of such consolidating statements certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7.02(g), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under any of the financial covenants contained in Section 8.11 or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) within three (3) Business Days after the first quarterly board of directors meeting of each fiscal year (but in any event by no later than June 30 of each year), commencing with the fiscal year ending April 30, 2011, the annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, projected financial statements for each quarter of the next fiscal year;

(d) within three (3) Business Days after the first quarterly board of directors meeting of each fiscal year (but in any event by no later than June 30 of each year), commencing with the fiscal year ending April 30, 2011, a capital expenditures budget for the Borrower and its Subsidiaries;

(e) within 45 days after the end of each fiscal quarter, a report of capital expenditures and Dispositions (including Sale and Leasebacks Transactions and the terms thereof) and reinvestment of net proceeds thereof for the fiscal quarter and including information for the fiscal year-to-date and a comparison against both the prior fiscal year and the capital budget, in form reasonably acceptable to the Administrative Agent, demonstrating, among other things, compliance with the provisions of Sections 8.05 and Section 8.11(d);

(f) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(g) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Borrower or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(h) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications, if any, for Patents, Trademarks or material Copyrights (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Patents, Trademarks or material Copyrights (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of the Borrower or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03 Notices.

(a) Promptly (and in any event within two Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the same extent the following has resulted or could reasonably be expected to result in a Material Adverse Effect (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except as could not reasonably be expected to have a Material Adverse Effect; (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business except as could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its material registered patents, trademarks, trade names and service marks, except as could not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) Maintain in full force and effect flood insurance on all real property constituting Collateral with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts and with such deductibles as the Administrative Agent may approve in its reasonable discretion.

(c) The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records (other than materials protected by the attorney-client privilege or materials which the Borrower and its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon them), and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Lenders and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Loan Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Loan Parties.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other general corporate purposes, (b) to refinance Indebtedness, and (c) to finance Permitted Acquisitions, provided that in no event shall be the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(b) and (d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Notwithstanding anything herein to the contrary, no Special Purpose Subsidiary shall be required to be a Guarantor or grant a security interest in its Property to secure the Obligations.

7.13 [Reserved].

7.14 Pledged Assets.

Each Loan Party will (i) cause all of its owned and leased real and personal Property (subject, in the case of owned real Property, to Section 7.15) other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, flood determinations, evidence of flood insurance (if applicable), landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(b), all in form, content and scope reasonably satisfactory to the Administrative Agent. Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for

United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

7.15 Real Property.

If the Borrower or any Domestic Subsidiary at any time owns any real property (including real property owned on the Closing Date and real property acquired after the Closing Date), the Borrower will, or will cause such Subsidiary to, either:

(a) sell or otherwise dispose (including by way of a Sale and Leaseback Transaction) such real property within 18 months from the date of acquisition, in the case of any such real property with a fair market value of less than $5 million, and within 12 months from the date of acquisition in the case of any such real property with a fair market value of $5 million or more (the applicable disposition period with respect to any such real property is the “Disposition Period”); or

(b) in the event that any such real property is not sold or otherwise disposed of prior to the end of the Disposition Period:

(i) in the case of any real property with a fair market value of $5 million or more, the Borrower or such Subsidiary will prior to the end of the Disposition Period (or, if the Disposition Period for any real property expired prior to the Closing Date, then prior to the date sixty (60) days after the Closing Date) (A) cause such real property to be released from any mortgage Lien thereon and (B) grant a Lien on such real property in favor of the Administrative Agent to secure the Obligations and deliver to the Administrative Agent such other items as required pursuant to Section 7.14;

(ii) in the case of any real property with a fair market value of less than $5 million, to the extent the fair market value of all such real properties exceeds $15 million in the aggregate, the Borrower or such Subsidiary will prior to the end of the Disposition Period (or, if the Disposition Period for any real property expired prior to the Closing Date, then prior to the date sixty (60) days after the Closing Date) cause a sufficient number of such real properties to be released from any mortgage Liens thereon and grant mortgage Liens in favor of the Administrative Agent to secure the Obligations and deliver to the Administrative Agent such other items as required pursuant to Section 7.14, such that after giving effect thereto the fair market value of such real properties not subject to the mortgage Liens in favor of the Administrative Agent to secure the Obligations does not exceed $15 million in the aggregate.

7.16 Landlord Lien Waivers.

The Credit Parties shall use commercially reasonable efforts to obtain landlord lien waivers, in form and substance reasonably satisfactory to the Administrative Agent, for (i) each distribution center leased by any Loan Party (for purposes hereof, a distribution center is any location leased by a Loan Party with more than 100,000 square feet) and (ii) for any other location leased by a Loan Party if requested by the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01-1 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than sixty consecutive days during which execution is not effectively stayed;

(i) Liens securing Indebtedness permitted under Section 8.03(c); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the purchase price of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within ninety days after the acquisition thereof;

(j) Liens securing purchase money Indebtedness (including obligations in respect of capital leases or Synthetic Leases) permitted under Section 8.03(b); provided that such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness;

(k) leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(p) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q) Liens in favor of the L/C Issuer or the Swing Line Lender, as applicable, on cash collateral securing the obligations of a Defaulting Lender fund risk participations in L/C Obligations and Swing Line Loans;

(r) Liens on Securitization Related Property created or deemed to exist in connection with any Permitted Securitization Transaction; and

(s) mortgage Liens on the real Property of any Person acquired after the Closing Date, provided that (i) such Liens secure Assumed Mortgage Indebtedness; (ii) such Liens existed prior to such acquisition and were not created in anticipation thereof, and (iii) such Liens are not extended to any other Property after such acquisition.

8.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments consisting of loans to employees, directors or officers in connection with the cashless exercise of stock options, provided that such loans are repaid in full on the date of issuance with the proceeds from the sale of the stock purchased with the loan proceeds.

(d) Investments consisting of advances or loans to directors, officers and employees for travel, entertainment, relocation and analogous business purposes made in the ordinary course of business on terms consistent with past practices of the Borrower in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $2,000,000 at any time outstanding;

(e) advances or loans to customers or suppliers that do not exceed $5,000,000 in the aggregate at any one time outstanding;

(f) Investments by the Borrower or any of its Subsidiaries or Affiliates in connection with any Permitted Securitization Transaction that are customary in Securitization Transactions;

(g) Investments by any Foreign Subsidiary in another Foreign Subsidiary;

(h) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j) Investments received as consideration for Dispositions permitted under Section 8.05;

(k) Guarantees permitted by Section 8.03;

(l) Permitted Acquisitions; and

(m) Investments not permitted in the foregoing clauses in an amount not to exceed $10,000,000 in the aggregate at any time outstanding.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));

(c) purchase money Indebtedness (including obligations in respect of capital leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, provided that (i) the aggregate principal amount of all such Indebtedness (other than Attributable Indebtedness in respect of capital leases of real property and Synthetic Leases of real property) shall not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) Indebtedness under Permitted Securitization Transactions; provided that:

(i) the Attributable Indebtedness thereunder shall not exceed $175,000,000 at any time outstanding; and

(ii) the sum of (A) the outstanding principal amount of all Unsecured Indebtedness incurred pursuant to
Section 8.03(j) plus (B) the amount by which the aggregate Attributable Indebtedness in respect of Permitted Securitization Transactions exceeds $100,000,000 plus (C) the aggregate amount of all increases in the Aggregate Revolving Commitments pursuant to Section 2.01(c) plus (D) the aggregate outstanding principal amount of the Incremental Term Loans made pursuant to Section 2.01(b) shall not exceed $200,000,000.

(e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) intercompany Indebtedness permitted under Section 8.02;

(g) Indebtedness evidenced by the 2003 Convertible Subordinated Notes and the 2006 Convertible Subordinated Notes;

(h) other Subordinated Indebtedness, provided that (i) the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Subordinated Indebtedness, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), and (ii) no Default or Event of Default shall exist at the time or would exist after giving effect to the incurrence of such Subordinated Indebtedness;

(i) Unsecured Indebtedness the proceeds of which are used directly to (A) make a Junior Payment or (B) repay Revolving Loans the proceeds of which were used to make a Junior Payment within 60 days prior to the date such Unsecured Indebtedness is incurred;

(j) other Unsecured Indebtedness, provided that:

(i) the sum of (A) the outstanding principal amount of all Unsecured Indebtedness incurred pursuant to this Section 8.03(j) plus (B) the amount by which the aggregate Attributable Indebtedness in respect of Permitted Securitization Transactions exceeds $100,000,000 plus (C) the aggregate amount of all increases in the Aggregate Revolving Commitments pursuant to Section 2.01(c) plus (D) the aggregate outstanding principal amount of the Incremental Term Loans made pursuant to Section 2.01(b) shall not exceed $200,000,000;

(ii) after giving effect on a Pro Forma Basis to the incurrence of such Unsecured Indebtedness, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(iii) if the principal amount of such Unsecured Indebtedness exceeds $10,000,000, the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating compliance with clause (ii) of this Section 8.03(j); and

(iv) no Default or Event of Default shall exist at the time or would exist after giving effect to the incurrence of such Unsecured Indebtedness;

(k) mortgage Indebtedness assumed in connection with a Permitted Acquisition, and any refinancing, refunding, renewal or extension thereof (“Assumed Mortgage Indebtedness”), provided that (i) such Indebtedness was in existence as of the date of the acquisition and was not incurred or assumed in contemplation thereof, and (ii) the amount of any such mortgage Indebtedness shall not be increased in connection with any refinancing, refunding, renewal or extension (exclusive of reasonable premiums, fees and expenses in connection therewith);

(l) obligations arising under surety bonds and similar instruments entered into in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(m) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding (“Other Indebtedness”); and

(n) Guarantees with respect to Indebtedness permitted under this Section 8.03.

Notwithstanding anything to the contrary in this Section 8.03 or otherwise, no Special Purpose Subsidiary shall contract, create, incur, assume or permit to exist any Indebtedness other than Indebtedness existing from time to time under any Permitted Securitization Transaction.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign

Subsidiary, (e) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05 or a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation, and (g) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05 Dispositions.

Make any Disposition unless (a) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (b) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (c) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all Dispositions in any fiscal year of the Borrower shall not exceed ten percent (10%) of Consolidated Net Worth as of the end of the immediately preceding fiscal year, (d) the aggregate amount of consideration (other than consideration consisting of cash, Cash Equivalents and Indebtedness assumed) received in all Dispositions in any fiscal year of the Borrower shall not exceed five percent (5%) of Consolidated Net Worth as of the end of the immediately preceding fiscal year (it being understood that in the case of any deferred purchase price obligations, including earn-out obligations, for purposes of this clause (d) the amount of such deferred purchase price obligations shall be the good faith estimate made by the Borrower at the time of such Disposition), and (e) in the case of any Disposition in which the aggregate net book value of all assets subject thereto exceeds $15,000,000, no later than five (5) Business Days prior to such Disposition, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to Persons that own Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Borrower may convert Subordinated Indebtedness into Capital Stock of the Borrower and may repurchase Subordinated Indebtedness to the extent permitted by Section 8.12; and

(c) the Borrower may make any other Restricted Payments, provided that (i) no Default shall exist at the time of making any such Restricted Payment, (ii) after giving effect on a Pro Forma Basis to such Restricted Payment, (A) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (B) the Consolidated Senior Secured Leverage Ratio as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) shall not exceed 3.00:1.0 and (iii) if the amount of such Restricted Payment exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with clause (ii) of this Section 8.06(c).

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between Loan Parties, (b) transactions identified on SEC filings made prior to the Closing Date, (c) intercompany transactions expressly permitted by Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) pledge its Property (other than Excluded Property) pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (A) this Agreement and the other Loan Documents, (B) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, (E) any document or instrument governing Junior Indebtedness or Other Indebtedness and (F) any document or instrument governing any Permitted Securitization Transaction, provided that any such restriction contained therein relates only to (x) the applicable Special Purpose Subsidiary and its Property or (y) the Capital Stock of the applicable Special Purpose Subsidiary.

(b) Enter into or permit to exist any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale, (iv) any document or instrument governing Junior Indebtedness or Other Indebtedness and (5) any document or instrument governing any Permitted Securitization Transaction, provided that any such restriction contained therein relates only to (x) the applicable Special Purpose Subsidiary and its Property or (y) the Capital Stock of the applicable Special Purpose Subsidiary.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending April 24, 2010, to be greater than 4.50:1.0.

(b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending April 24, 2010, to be greater than 3.50:1.0.

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending April 24, 2010, to be less than 3.50:1.0.

(d) Consolidated Capital Expenditures. Permit Consolidated Capital Expenditures for any fiscal year, commencing with fiscal year ending April 24, 2010, to exceed $25,000,000 plus up to $5,000,000 of the unused amount available for Consolidated Capital Expenditures under this Section 8.11(d) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.

8.12 Junior Indebtedness; Junior Payments; Permitted Securitization Transaction.

(a) Amend or modify any of the terms of any Junior Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(b) Amend or modify any of the subordination provisions of any Subordinated Indebtedness.

(c) Make any payment of principal or interest on any Subordinated Indebtedness in violation of the subordination provisions of such Subordinated Indebtedness.

(d) Make any Junior Payment other than:

(i) regularly scheduled payments of interest provided that no Default shall exist at the time of making any such payment;

(ii) the conversion of Subordinated Indebtedness into Capital Stock of the Borrower;

(iii) Junior Payments made directly with the proceeds of Junior Indebtedness;

(iv) other Junior Payments, provided that:

(A) no Default shall exist at the time of making any such Junior Payment;

(B) after giving effect to such Junior Payment on a Pro Forma Basis, (1) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (2) the Consolidated Senior Secured Leverage Ratio as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) shall not exceed 3.00:1.0; and

(C) if the amount of such Junior Payment exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with clause (y) of this
Section 8.12(d).

(e) Enter into any agreement, instrument or other document creating, evidencing or relating to any Indebtedness which provides that such Indebtedness is “Designated Senior Debt” (or any comparable term) for purposes of any Subordinated Indebtedness.

(f) Amend or modify any of the terms of any Permitted Securitization Transaction if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary unless approved by the Administrative Agent (such approval not to be unreasonably withheld).

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing thirty (30) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock or (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary, except for Permitted Liens.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.

(i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02 or 7.03 and such failure continues for five Business Days; or

(ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.05(a), 7.10, 7.11, 7.12, or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Person of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (ii) The Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than an Involuntary Disposition which is covered by independent third-party insurance as to which the insurer does not dispute coverage and which does not constitute a default) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of the Borrower or any Subsidiary and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Lenders any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Subordinated Indebtedness. (i) Any of the Obligations for any reason shall fail to be “Senior Debt” (or any comparable term for purposes of any Subordinated Indebtedness; (ii) any Indebtedness other than the Obligations shall constitute “Designated Senior Debt” (or any comparable term) for purposes of any Subordinated Indebtedness; or (iii) the subordination provisions of any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Indebtedness.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations, subject to the provisions of Sections 2.14 and 2.15, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender to the extent such Swap Contract is permitted by Section 8.03(e), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender to the extent such Swap Contract is permitted by Section 8.03(e), (c) payments of amounts due under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Contract provider and potential Treasury Management Agreement provider) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including
Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and

(a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of the Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i);

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d) at any time any Permitted Securitization Transaction is outstanding, release any Lien granted to or held by the Administrative Agent under any Loan Document on (i) any Securitization Related Property that is subject to such Permitted Securitization Transaction and (ii) the Capital Stock of the Special Purpose Subsidiary for such Permitted Securitization Transaction; and

(e) perform its obligations under each Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default is not considered an extension or increase in the Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) change any provision of this Section 11.01 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v) release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vi) release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b) if an Incremental Term Loan is outstanding:

(i) prior to the termination of the Revolving Commitments, unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate more than 50% of the unfunded Revolving Commitments and the outstanding Revolving Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), no such amendment, waiver or consent shall (i) waive any Default for purposes of Section 5.02(b), (ii) amend, change, waive, discharge or terminate Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 8.11 (or any defined term used therein) or this Section 11.01(b)(i); or

(ii) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate more than 50% of the Outstanding Amount of the Incremental Term Loans, no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate any provision herein providing for the application of proceeds of any mandatory prepayment (other than to allow the proceeds of such mandatory prepayments to be applied ratably with other term loans under this Agreement) or (ii) amend, change, waive, discharge or terminate this Section 11.01(b)(ii) (other than to provide other term loan Lenders with proportional rights under this Section 11.01(b)(ii));

(c) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(e) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) a Commitment Increase Amendment relating to an Incremental Term Loan shall be effective if executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment for such Incremental Term Loan and the Administrative Agent, (ii) a Commitment Increase Amendment relating to Revolving Commitments shall be effective if executed by the Loan Parties, each Lender providing such Revolving Commitments and the

Administrative Agent, (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (v) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (vi) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment of an Incremental Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Incremental Term Loan on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Incremental Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) an Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender, The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Designated Senior Indebtedness.

The parties hereto intend for this Agreement to be (a) the “Senior Bank Credit Facility” under the 2003 Convertible Subordinated Note Documents and the 2006 Convertible Subordinated Note Documents and (b) the “Senior Bank Credit Facility” or any comparable term under any other Subordinated Indebtedness. If for any reason this Agreement is not deemed to be the “Senior Bank Credit Facility” under the 2003 Convertible Subordinated Note Documents or the 2006 Convertible Subordinated Note Documents or the “Senior Bank Credit Facility” or any comparable term under any other Subordinated Indebtedness, as the case may be, the Borrower hereby specifically designates the Obligations as “Designated Senior Debt” for purposes of the 2003 Convertible Subordinated Note Documents, the 2006 Convertible Subordinated Note Documents or such other Subordinated Indebtedness, as the case may be.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	SCHOOL SPECIALTY, INC., a Wisconsin corporation

	By:	/s/ David Vander Ploeg
	Name:	David Vander Ploeg
	Title:	Chief Financial Officer

GUARANTORS:	CHILDCRAFT EDUCATION CORP., a New York corporation
CLASSROOMDIRECT.COM, LLC,
a Delaware limited liability company
BIRD-IN-HAND WOODWORKS, INC., a New Jersey corporation
SPORTIME, LLC, a Delaware limited liability company
PREMIER AGENDAS, INC., a Washington corporation
FREY SCIENTIFIC, INC., a Delaware corporation
SAX ARTS & CRAFTS, INC., a Delaware corporation
CALIFONE INTERNATIONAL, INC., a Delaware corporation
DELTA EDUCATION, LLC, a Delaware limited liability company

	By:	/s/ David Vander Ploeg
	Name:	David Vander Ploeg
	Title:	Treasurer

[Signature Pages Continue]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Senior Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION

	By:	/s/ James W. Engel
	Name:	James W. Engel
	Title:	Senior Vice President

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH

	By:	/s/ Kenneth Pettis
	Name:	Kenneth Pettis
	Title:	Senior Vice President

	By:	/s/ Danny Leung
	Name:	Danny Leung
	Title:	Senior Vice President

COMERICA BANK

	By:	/s/ Heather Whiting
	Name:	Heather Whiting
	Title:	Vice President

FIFTH THIRD BANK

	By:	/s/ Neil G. Mesch
	Name:	Neil G. Mesch
	Title:	Vice President

FIRST HAWAIIAN BANK

	By:	/s/ Jeffrey N. Higashi
	Name:	Jeffrey N. Higashi
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Sabin A. Hashmy
	Name:	Sabin A. Hashmy
	Title:	Sr. Vice President

[Signature Pages Continue]

M&I MARSHALL & ILSLEY BANK

By:	/S/ LEO D. FREEMAN
Name:	Leo D. Freeman
Title:	Senior Vice President

By:	/S/ JAMES R. MILLER
Name:	James R. Miller
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/S/ MICHAEL LEONG
Name:	Michael Leong
Title:	Senior Vice President

RAYMOND JAMES BANK, FSB

By:	/S/ KATHY A. BENNETT
Name:	Kathy A. Bennett
Title:	Vice President

RBS CITIZENS, N.A.

By:	/S/ BRETT MILLER
Name:	Brett Miller
Title:	Vice President

SUNTRUST BANK

By:	/S/ WILLIAM C. HUMPHRIES
Name:	William C. Humphries
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ CAROLINE V. KRIDER
Name:	Caroline V. Krider
Title:	Senior Vice President

Schedule 2.01

COMMITMENTS AND PRO RATA SHARES

Lender	Pro Rata Share	Revolving Commitment
Bank of America, N.A	14.571428572%	$51,000,000.00
JPMorgan Chase Bank, N.A.	12.857142857%	$45,000,000.00
U.S. Bank National Association	12.857142857%	$45,000,000.00
SunTrust Bank	10.000000000%	$35,000,000.00
Fifth Third Bank	8.000000000%	$28,000,000.00
Raymond James Bank, FSB	8.000000000%	$28,000,000.00
RBS Citizens, N.A.	8.000000000%	$28,000,000.00
Associated Bank, National Association	5.714285714%	$20,000,000.00
M&I Marshall & Ilsley Bank	5.714285714%	$20,000,000.00
Comerica Bank	4.285714286%	$15,000,000.00
PNC Bank, National Association	4.285714286%	$15,000,000.00
Bank of East Asia, Limited, New York Branch	2.857142857%	$10,000,000.00
First Hawaiian Bank	2.857142857%	$10,000,000.00
Total	100.000000000%	$350,000,000.00

Schedule 2.03

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Issuer	Beneficiary	Face Amount	Issue Date	Expiry Date
T00000003078026	Bank of America	CAPITOL INDEMNITY CO	72,000.00	10/25/05	1/14/11

T00000003078027	Bank of America	625 MOUNT AUBURN STR	18,472.33	10/26/05	6/15/10

T00000003078268	Bank of America	DEI CSEP INC.	700,000.00	11/04/05	2/1/11

00000003084312	Bank of America	SENTRY INSURANCE A MUTUAL COMPANY	900,000.00	9/18/06	9/1/10

00000003098948	Bank of America	TRAVELERS CASUALTY AND SURETY COMPANY	755,000.00	11/18/09	2/1/11

00326737	JPMorgan Chase	EMPLOYERS INSURANCE OF WAUSAU	250,000.00	6/26/02	9/1/10

3102654	Bank of America	PAN PACIFIC SOURCING, LLC	750,000.00	4/20/10	11/1/10

Schedule 6.13

Subsidiaries

Subsidiary	Number of Shares of Outstanding Capital Stock	Percentage of Outstanding Capital Stock owned by the Borrower or any Subsidiary
ClassroomDirect.com, LLC, a Delaware limited liability company	1	100% owned by the Borrower

Sportime, LLC, a Delaware limited liability company	N/A	100% owned by the Borrower

Delta Education, LLC, a Delaware limited liability company	N/A	100% owned by the Borrower

Premier Agendas, Inc., a Washington corporation	11,200	100% owned by the Borrower

Premier School Agendas, Ltd., a corporation formed under the Canadian Business Corporations Act and registered to do business in British Columbia	100	100% owned by the Borrower

Sax Arts & Crafts, Inc., a Delaware corporation	100	100% owned by the Borrower

Frey Scientific, Inc., a Delaware corporation	100	100% owned by the Borrower

Childcraft Education Corp., a New York corporation	1,000	100% owned by the Borrower

Bird-in-Hand Woodworks, Inc., a New Jersey corporation	5	100% owned by Childcraft Education Corp.

Califone International, Inc., a Delaware corporation	100	100% owned by the Borrower

Select Agendas, Corp. a corporation registered under the Nova Scotia Corporations Registration Act as an ‘unlimited’ corporation	1,000	100% owned by the Borrower

Schedule 6.17

IP RIGHTS

See attached listing of IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower and its Subsidiaries as of the Closing Date.

1. Limited Exclusive Distribution and Fulfillment Agreement dated July 12, 2004 between TSI Management Corporation and Sportime, LLC (right to distribute WAY products).

2. Service Mark License Agreement dated July 31, 2001 by and between ClassroomDirect.com, LLC and Re-Print/Draphix, LLC (license of marks to Re-Print).

3. Distributor Agreement dated April 18, 2005 by and between the Company and Wendy Pye Publishing Limited (right to distribute AWARD programs).

4. Agreement relating to the manufacture under license of LDA Products and Living & Learning Products between Living and Learning Limited and the Company dated March 5, 2004.

5. Co-Existence Agreement dated February 26, 2003 by and between Sunburst Technology Corporation and Global Video, LLC (relating to the use by both parties of certain marks).

6. License Agreement dated October 9, 1997 by and between the Company (as successor to Landoll, Inc.) and Brighter Child Interactive, LLC (license of marks to Brighter Child Interactive).

7. Coexistence Agreement dated September 17, 2002, between Classroom Connect, Inc. and ClassroomDirect.com, LLC (relating to the use by both parties of certain marks).

8. Exclusive Copyright License Agreement between San Diego State University Foundation and Sportime, LLC dated September 20, 2002 (right to use SPARK works).

9. Amended and Restated Agreement for Services dated June 1, 2004 by and between NIKE USA, Inc. and The SPARK Program (a division of Sportime, LLC) (relating to joint development of programs).

PATENTS

TITLE	APP. NO.	FILING DATE	PATENT NO.	ISSUE DATE	STATUS	OWNER
CHAIR			D470,320	02/18/03	Granted	School Specialty, Inc.

HALF BALL DESIGN	29/151,190	10/22/01	D478367	08/12/03	Granted	School Specialty, Inc.

SOFT TIP FOOTBALL		08/14/90	4,998,728	03/12/91	Granted	Sportime, LLC

ART TABLE	10/068,439	02/05/02	6,694,893	02/24/04	Granted	Childcraft Education Corp

COAT RACK AND STORAGE UNIT			D436,263	01/16/01	Granted	Childcraft Education Corp

ROLLING BIN			D423,171	04/18/00	Granted	Childcraft Education Corp

ART TABLE			D423,254	04/25/00	Granted	Childcraft Education Corp

ROOM DIVIDER			D423,825	05/02/00	Granted	Childcraft Education Corp

HANDLES IN A PAIR OF SWINGING DOORS			D429,097	08/08/00	Granted	Childcraft Education Corp

CORNER MOULDING AND IMPROVED CORNER CONSTRUCTION	09/263,751	03/05/99	6,176,637	01/23/01	Granted	Childcraft Education Corp

TOY REFRIGERATOR HAVING AN ACTIVITY SURFACE			6,171,173	01/09/01	Granted	Childcraft Education Corp

BIN AND BAY SHELVING AND STORAGE UNIT			D437,706	02/20/01	Granted	Childcraft Education Corp

CORNER MOULDING AND IMPROVED CORNER CONSTRUCTION			6,352,382	03/05/02	Granted	Childcraft Education Corp

CHAIR			D471,730	03/18/03	Granted	Childcraft Education Corp

METHOD OF TEACHING READING	09/726,550	12/01/00	6,544,039	04/08/03	Granted	School Specialty, Inc.

EDUCATIONAL GAME	29/241,872	11/01/05	D538,856	03/20/07	Granted	School Specialty, Inc.

TRAINING DEVICE	29/240,540	10/14/05	D537,119	02/20/07	Granted	Sportime, LLC

TRAINING DEVICE	11/365,973	03/01/06	7,618,358	11/17/09	Granted	Sportime, LLC

METHOD OF TEACHING READING (ii)	11/511,473	08/29/06			Published	School Specialty, Inc.

TITLE	APP. NO.	FILING DATE	PATENT NO.	ISSUE DATE	STATUS	OWNER
DUAL BINDING CHILDREN’S ENTERTAINMENT DEVICE	12/434,461	05/01/09			Pending	School Specialty, Inc.

HEADPHONE SHELL			D379817	06/10/97	Issued	Califone International, Inc.

JUGGLING TOY			D382323	08/12/97	Issued	Sportime, LLC

PORTHOLE PARACHUTE PLAYTHING FOR GROUP ACTIVITY			D377955	02/11/97	Issued	Sportime, LLC

TRADEMARKS

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Premier Agendas, Inc.	1ST & Design	Registered	1,753,883 23-Feb-1993

Delta Education, LLC	A CLEAR VIEW	Registered	2,463,291 26-Jun-2001

Childcraft Education Corp	ABC	Registered 78/922,715 05-Jul-2006	3,264,692 17-Jul-2007

Childcraft Education Corp	ABC	Pending 77/737,385

Childcraft Education Corp	ABC SCHOOL SUPPLY	Registered	2,298,368 07-Dec-1999

Childcraft Education Corp	ABC WHERE EDUCATION MEETS IMAGINATION and Design	Registered	2,338,224 04-Apr-2000

Sportime, LLC	ABILITATIONS	Registered 74/265,815 15-Apr-1992	1,741,976 22-Dec-1992

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
School Specialty, Inc.	ACADEMY OF MATH	Registered 78/107,494 07-Feb-2002	2,757,555 26-Aug-2003
School Specialty, Inc.	ACADEMY OF READING	Registered 76/433,433 23-Jul-2002	2,713,411 06-May-2003

Premier Agendas, Inc.	AGENDA MATE	Registered	2,161,267 02-Jun-1998

School Specialty, Inc.	AUTOSKILL	Registered 76/018,479 05-Apr-2000	2,501,650 30-Oct-2001

Sportime, LLC	B THE SPEECH BIN & Design	Registered	1,542,482 06-Jun-1989

Delta Education, LLC	BASE TEN FRIES	Registered	2,343,563 18-Apr-2000

Delta Education, LLC	BECAUSE CHILDREN LEARN BY DOING	Registered	1,907,146 25-Jul-1995

School Specialty, Inc.	BECKLEY CARDY & Design	Registered 77/262,873 23-Aug-2007	3,444,300 10-Jun-2008

School Specialty, Inc.	BLOOMING ARTISTS	Registered 78/269,343 01-Jul-2003	2,924,357 01-Feb-2005

Sportime, LLC	BONKERBALL	Unfiled

School Specialty, Inc.	BRODHEAD GARRETT	Registered 75/843,310 08-Nov-1999	2,393,549 10-Oct-2000

Califone Intl, Inc	CALIFONE	Registered	1,186,512 19-Jan-1982

Califone Intl, Inc	CALIFONE	Registered	2,130,349 20-Jan-1998

Califone Intl, Inc	CALIFONE & Design	Registered	582,612 24-Nov-1953

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Sportime, LLC	CATCH BALL and Design	Registered 74/278,480 26-May-1992	1,836,922 17-May-1994

Sportime, LLC	CELL-U-LAR RUBBER TECHNOLOGY (Stylized)	Registered 78/134,349 10-Jun-2002	2,986,067 16-Aug-2005

Childcraft Education Corp	CHILDCRAFT	Registered 72/091,591 25-Feb-1960	712,499 14-Mar-1961

Childcraft Education Corp	CHILDCRAFT	Registered 75/026,995 04-Dec-1995	2,006,367 08-Oct-1996

Sportime, LLC	CHIME TIME	Registered 74/265,816 15-Apr-1992	1,737,386 01-Dec-1992

School Specialty, Inc.	CLAIMS TO FAME	Registered	2,434,267 06-Mar-2001

School Specialty, Inc.	CLASSROOM DESIGNER	Registered 78/655,754 22-Jun-2005	3,103,791 13-Jun-2006

Classroom Direct.com LLC	CLASSROOM DIRECT	Registered	2,795,089 16-Dec-2003

School Specialty, Inc.	CLASSROOM SELECT	Registered 78/846,980 27-Mar-2006	3,350,057 04-Dec-2007

School Specialty, Inc.	CLASSROOM SELECT	Registered 75/811,427 28-Sep-1999	3,162,946 24-Oct-2006

Classroom Direct.com LLC	CLASSROOMDIRECT.COM	Registered 77/686,524 09-Mar-2009	3,685,902 22-Sep-2009

Classroom Direct.com LLC	CLASSROOMDIRECT.COM	Registered	2,530,234 15-Jan-2002

Delta Education, LLC	DECIMAL DOG	Registered	2,368,405 18-Jul-2000

Delta Education, LLC	DECIMAL DOG	Registered	2,837,853 04-May-2004

Delta Education, LLC	DELTA CIRCUITWORKS	Registered	2,923,833 01-Feb-2005

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Delta Education, LLC	DELTA EDUCATION	Registered	2,812,356 10-Feb-2004

Delta Education, LLC	DELTA EDUCATION & Design	Registered	2,343,043 18-Apr-2000

Delta Education, LLC	DELTA EDUCATION & Design	Published 78/949,706 10-Aug-2006

Delta Education, LLC	DELTA EDUCATION & Design	Registered	2,374,672 08-Aug-2000

Delta Education, LLC	DELTA EDUCATION SCIS 3 & Design	Registered	1,783,147 20-Jul-1993

Delta Education, LLC	DELTA SCIENCE CONTENT READERS	Registered 77/374,898 18-Jan-2008	3,706,026 03-Nov-2009

Delta Education, LLC	DELTA SCIENCE FIRST READERS	Registered 78/579,490 03-Mar-2005	3,063,278 28-Feb-2006

Delta Education, LLC	DELTA SCIENCE MODULE	Registered	2,844,301 25-May-2004

Delta Education, LLC	DELTA SCIENCE READERS	Registered 78/909,268 15-Jun-2006	3,229,760 17-Apr-2007

Delta Education, LLC	DELTA SCIENCE RESOURCE CENTER	Published 77/614,648 14-Nov-2008

Delta Education, LLC	DELTA SCIENCE RESOURCE SERVICE	Published 77/624,467 02-Dec-2008

Delta Education, LLC	DIAL-A-DIGIT	Registered	2,458,617 05-Jun-2001

Delta Education, LLC	DIAL-A-DOLLAR	Registered	2,458,616 05-Jun-2001

Delta Education, LLC	DIAL-A-FRACTION	Registered	2,462,810 19-Jun-2001

Delta Education, LLC	DIAL-A-PATTERN	Registered	2,509,886 20-Nov-2001

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Delta Education, LLC	DIAL-A-SHAPE	Registered	2,599,179 23-Jul-2002

Delta Education, LLC	DIAL-A-TIME	Registered	2,456,424 29-May-2001

Delta Education, LLC	DIAL-A-TRIAL	Registered	2,509,888 20-Nov-2001

Delta Education, LLC	DIAL-A-VARIABLE	Registered	2,599,178 23-Jul-2002

Delta Education, LLC	DIAL-A-VOLUME	Registered	2,509,887 20-Nov-2001

Premier Agendas, Inc.	DISCOVER AGENDA	Registered	2,722,431 03-Jun-2003

Delta Education, LLC	DOTCAR	Registered 78/628,430 12-May-2005	3,100,515 06-Jun-2006

School Specialty, Inc.	EDUCATION ESSENTIALS	Registered 78/402,586 15-Apr-2004	3,033,079 20-Dec-2005

School Specialty, Inc.	EDUCATORS PUBLISHING SERVICE	Registered 76/575,452 17-Feb-2004	2,988,601 30-Aug-2005

School Specialty, Inc.	EPS	Registered	2,287,995 19-Oct-1999

School Specialty, Inc.	EPS	Registered	2,292,730 16-Nov-1999

School Specialty, Inc.	EPS	Pending 77/783,358 17-Jul-2009

School Specialty, Inc.	EPS	Published 77/782,872 16-Jul-2009

School Specialty, Inc.	EPS & Design	Registered	2,281,714 28-Sep-1999

School Specialty, Inc.	EPS & Design	Registered 76/621,988 22-Nov-2004	3,039,679 10-Jan-2006

School Specialty, Inc.	EPS-CL16	Registered	2,279,489 21-Sep-1999

School Specialty, Inc.	EPS PHONICS PLUS	Registered 78/722,904 29-Sep-2005	3,218,947 13-Mar-2007

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
School Specialty, Inc.	EXPLODE THE CODE	Registered	2,276,181 07-Sep-1999

Delta Education, LLC	FAST FOOD FOR THOUGHT	Registered	1,877,608 07-Feb-1995

Delta Education, LLC	FRACTION BURGER	Registered	2,755,799 26-Aug-2003

Delta Education, LLC	FRACTIONOES	Registered	2,462,811 19-Jun-2001

School Specialty, Inc.	FREY CHOICE	Published 77/704,182 01-Apr-2009

School Specialty, Inc.	FREY SCIENTIFIC	Registered 75/843,889 08-Nov-1999	2,393,552 10-Oct-2000

School Specialty, Inc.	FREY SECURE	Published 77/704,177 01-Apr-2009

School Specialty, Inc.	FREY SELECT	Published 77/704,180 01-Apr-2009

Delta Education, LLC	FUNCTION SHAKE	Registered	2,472,426 24-Jul-2001

Delta Education, LLC	GETTING STARTED WITH MANIPULATIVES (Stylized)	Registered 76/613,053 20-Sep-2004	3,010,435 01-Nov-2005

Premier Agendas, Inc.	GO WORKBOOK	Registered 78/277,792 23-Jul-2003	3,117,882 18-Jul-2006

Califone Intl, Inc	GOT IT!	Registered 77/632,278 12-Dec-2008	3,755,877 02-Mar-2010

School Specialty, Inc.	HELPING EDUCATORS ENGAGE AND INSPIRE STUDENTS OF ALL AGES AND ABILITIES TO LEARN	Registered 77/464,756 02-May-2008	3,652,327 07-Jul-2009

Delta Education, LLC	HEXAGONOES	Registered 77/339,063 28-Nov-2007	3,475,563 29-Jul-2008

Premier Agendas, Inc.	IF I PLAN TO LEARN, I MUST LEARN TO PLAN	Registered 75/099,048 06-Mar-1996	2,120,484 09-Dec-1997

Delta Education, LLC	INQUIRY INVESTIGATIONS	Pending 77/150,400 06-Apr-2007

Sportime, LLC	INTEGRATIONS	Registered 78/154,693 15-Aug-2002	2,793,125 09-Dec-2003

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
School Specialty, Inc.	JUNEBOX	Registered 76/011,009 24-Mar-2000	2,589,390 02-Jul-2002

School Specialty, Inc.	JUNEBOX.COM	Registered 76/007,557 24-Mar-2000	2,589,382 02-Jul-2002

School Specialty, Inc.	JUNEBOX.COM (Stylized Logo)	Registered 76/008,811 24-Mar-2000	2,589,388 02-Jul-2002

Childcraft Education Corp	KORNERS FOR KIDS	Registered	1,933,650 07-Nov-1995

School Specialty, Inc.	LITERACY LEADERS	Registered 77/191,219 26-May-2007	3,423,913 06-May-2008

Childcraft Education Corp	MAGNASTIKS	Registered 74/075,869 06-Jul-1990	1,645,392 21-May-1991

Childcraft Education Corp	MAGNASTIKS (Stylized)	Registered 73/413,192 18-Jan-1983	1,272,927 03-Apr-1984

School Specialty, Inc.	MAGTILES	Registered 77/149,992 05-Apr-2007	3,550,881 23-Dec-2008

Premier Agendas, Inc.	MAKE IT A RULE TO PLAN	Registered 75/100,716 08-May-1996	2,118,995 09-Dec-1997

School Specialty, Inc.	MAKE TODAY COUNT	Registered	2,279,483 21-Sep-1999

School Specialty, Inc.	MAKING CONNECTIONS	Registered 78/722,907 29-Sep-2005	3,218,948 13-Mar-2007

Delta Education, LLC	MATH IN A NUTSHELL	Registered	2,458,341 05-Jun-2001

Delta Education, LLC	MATH TUNE-UPS	Registered	2,605,461 06-Aug-2002

School Specialty, Inc.	NATURE’S IMPRESSIONS	Registered 77/598,303 22-Oct-2008	3,646,434 30-Jun-2009

Delta Education, LLC	NEO/BLOOD	Registered	2,552,466 26-Mar-2002

Delta Education, LLC	NEO/LAB	Registered	2,460,125 12-Jun-2001

Delta Education, LLC	NEO/RESOURCE	Registered	2,451,571 15-May-2001

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Delta Education, LLC	NEO/SCI	Registered 77/291,723 28-Sep-2007	3,696,397 13-Oct-2009

Delta Education, LLC	NEO/SLIDE	Registered	2,451,570 15-May-2001

Premier Agendas, Inc.	OLIVIA OWL	Registered 75/099,520 06-May-1996	2,120,485 09-Dec-1997

Premier Agendas, Inc.	ON TRAC	Published 77/369,947 11-Jan-2008

Premier Agendas, Inc.	ONTRAC	Published 77/648,035 13-Jan-2009

Sportime, LLC	PHYSIO-ROLL and Design	Registered 74/306,216 21-Aug-1992	1,766,015 20-Apr-1993

Premier Agendas, Inc.	PREMIER GO PROGRAM	Registered 78/262,399 13-Jun-2003	3,117,874 18-Jul-2006

School Specialty, Inc.	PREMIER SCIENCE	Registered 75/824,826 18-Oct-1999	2,543,407 26-Feb-2002

Premier Agendas, Inc.	PREMIERCAMPUS	Registered 77/663,998 05-Feb-2009	3,695,170 13-Oct-2009

School Specialty, Inc.	PRIMARY PHONICS	Registered	2,325,691 07-Mar-2000

School Specialty, Inc.	PROJECTS BY DESIGN	Pending 77/682,097 03-Mar-2009

Sportime, LLC	RAG BALL & Design	Registered 76/338,171 15-Nov-2001	3,548,583 23-Dec-2008

Classroom Direct.com LLC	RE-PRINT	Registered 74/338,876 10-Dec-1992	1,793,996 21-Sep-1993

Delta Education, LLC	S.P.I.R.E.	Registered	2,048,906 01-Apr-1997

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
School Specialty, Inc.	SAX	Registered 75/525,966 27-Jul-1998	2,257,283 29-Jun-1999

School Specialty, Inc.	SAX and Design	Registered 75/676,209 07-Apr-1999	2,407,936 28-Nov-2000

School Specialty, Inc.	SAX and Design	Registered 78/795,166 19-Jan-2006	3,327,134 30-Oct-2007

School Specialty, Inc.	SCHOOL SMART	Registered 78/630,773 16-May-2005	3,376,477 29-Jan-2008

School Specialty, Inc.	SCHOOL SMART & Design	Registered 78/630,775 16-May-2005	3,735,305 05-Jan-2010

School Specialty, Inc.	SCHOOL SPECIALTY	Registered 74/712,553 08-Aug-1995	2,086,842 12-Aug-1997

School Specialty, Inc.	SCHOOL SPECIALTY INTERVENTION	Pending 77/889,829 09-Dec-2009

School Specialty, Inc.	SCHOOL SPECIALTY ONLINE (Design)	Registered 78/628,899 12-May-2005	3,437,742 27-May-2008

School Specialty, Inc.	SCHOOL SPECIALTY THE POWER OF TEACHING & Design	Registered 78/331,687 21-Nov-2003	3,007,875 18-Oct-2005

School Specialty, Inc.	SCHOOL SPECIALTY WEXPLORE	Pending 77/787,848 23-Jul-2009

Delta Education, LLC	SCIENCE IN A NUTSHELL	Registered	2,370,886 25-Jul-2000

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Delta Education, LLC	SCIENCE VIEW	Registered	2,502,701 30-Oct-2001

Childcraft Education Corp	SIDEWALK SCIENCE	Registered 78/506,232 26-Oct-2004	3,140,209 05-Sep-2006

School Specialty, Inc.	SITTON SPELLING AND WORD SKILLS	Registered 77/452,338 18-Apr-2008	3,617,281 05-May-2009

School Specialty, Inc.	SOUNDS SENSIBLE	Registered 77/218,893 29-Jun-2007	3,381,536 12-Feb-2008

School Specialty, Inc.	SOUNDS SENSIBLE	Registered	2,163,913 09-Jun-1998

School Specialty, Inc.	SPELL CHECK	Registered 75/648,445 25-Feb-1999	2,335,381 28-Mar-2000

Sportime, LLC	SPORDAS (STYLIZED)	Registered 74/285,191 16-Jun-1992	1,955,231 06-Feb-1996

Sportime, LLC	SPORTIME	Registered 76/130,890 19-Sep-2000	2,498,193 16-Oct-2001

Sportime, LLC	SPORTIME	Registered 74/100,635 26-Sep-1990	1,665,914 26-Nov-1991

Sportime, LLC	SPORTIME	Registered 73/120,398 25-Mar-1977	1,085,148 07-Feb-1978

Sportime, LLC	SPORTIME FITNESS & SPORT & Design	Registered 78/684,325 03-Aug-2005	3,126,350 08-Aug-2006

Sportime, LLC	SPORTIME FITNESS & SPORT DESIGN	Registered 78/315,999 20-Oct-2003	3,002,730 27-Sep-2005

Sportime, LLC	THE SPEECH BIN	Registered 78/801,406 27-Jan-2006	3,205,537 06-Feb-2007

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
Premier Agendas, Inc.	TIMETRACKER	Registered 78/682,790 01-Aug-2005	3,343,824 27-Nov-2007

School Specialty, Inc.	TOUCHPHONICS	Registered	2,465,862 03-Jul-2001

School Specialty, Inc.	TOUCH-UNITS	Registered 77/149,991 05-Apr-2007	3,446,159 10-Jun-2008

Sax Arts and Crafts, Inc.	TRUE-FLOW	Registered 73/378,143 04-Aug-1982	1,271,755 27-Mar-1984

Childcraft Education Corp	TUFF-GLIDE SYSTEM	Registered 78/103,107 16-Jan-2002	2,792,916 09-Dec-2003

Premier Agendas, Inc.	UGO365	Pending 77/954,006 09-Mar-2010

Premier Agendas, Inc.	UGO365	Pending 77/791,368 28-Jul-2009

School Specialty, Inc.	ULTRA PLUS	Registered 76/302,139 20-Aug-2001	2,730,228 24-Jun-2003

Sax Arts and Crafts, Inc.	VERSA TEMP	Registered 74/263,859 08-Apr-1992	1,746,677 19-Jan-1993

School Specialty, Inc.	VIC (MISCELLANEOUS DESIGN ONLY)	Registered 78/331,716 21-Nov-2003	3,024,505 06-Dec-2005

School Specialty, Inc.	VOCABULARY FROM CLASSICAL ROOTS	Registered 77/420,054 12-Mar-2008	3,618,327 12-May-2009

School Specialty, Inc.	VOCABULARY FROM CLASSICAL ROOTS	Registered 77/355,324 19-Dec-2007	3,614,545 05-May-2009

School Specialty, Inc.	WEXPLORE	Pending 77/787,852 23-Jul-2009

School Specialty, Inc.	WHERE EDUCATION MEETS IMAGINATION	Registered	2,388,545 19-Sep-2000

School Specialty, Inc.	WORDLY WISE	Registered	2,278,178 14-Sep-1999

OWNER	MARK	STATUS APP NO. APP. DATE	REG NO. REG. DATE
School Specialty, Inc.	WORDLY WISE 3000	Registered 78/879,989 09-May-2006	3,217,686 13-Mar-2007

School Specialty, Inc.	WORDS I USE WHEN I WRITE	Registered 78/914,544 22-Jun-2006	3,223,075 27-Mar-2007

Sax Arts and Crafts, Inc.	WRITE ON and Design	Registered 73/378,144 04-Aug-1982	1,262,365 27-Dec-1983

School Specialty, Inc.	YOU FOCUS ON ACHIEVEMENT, WE FOCUS ON YOU	Registered 77/598,309 22-Oct-2008	3,687,338 22-Sep-2009

EPS Copyright Registrations owned by School Specialty, Inc.

TITLE	REG. NO.	REG. DATE
REBECCA SITTON’S SOURCEBOOK FOR TEACHING SPELLING AND WORD SKILLS, LEVEL 3	TX6229947	09/14/2005

REBECCA SITTON’S SOURCEBOOK FOR TEACHING SPELLING AND WORD SKILLS, LEVEL 4	TX6229946	09/14/2005

REBECCA SITTON’S SOURCEBOOK FOR TEACHING SPELLING AND WORD SKILLS, LEVEL 1	TX6501004	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS LEVEL 1	TX6232229	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS : LEVEL 2	TX6232225	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS LEVEL 5	TX6232221	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS : LEVEL 3	TX6232224	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS : LEVEL 4	TX6232223	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS : LEVEL 6	TX6232222	09/13/2005

REBECCA SITTON’S PRACTICE BOOK FOR LEARNING SPELLING AND WORD SKILLS : LEVEL 5	TX6230583	09/13/2005

REBECCA SITTON’S SOURCEBOOK FOR TEACHING SPELLING AND WORD SKILLS : LEVEL 2	TX6230462	09/13/2005

REBECCA SITTON’S SOURCEBOOK FOR TEACHING SPELLING AND WORD SKILLS : LEVEL 6	TX6230461	09/13/2005

TITLE	REG. NO.	REG. DATE
REBECCA SITTON’S CORE WORD ACTIVITY CARDS : LEVEL 3	TX6229485	07/21/2005

REBECCA SITTON’S CORE WORD ACTIVITY CARDS : LEVEL 2	TX6229475	07/21/2005

REBECCA SITTON’S CORE WORD ACTIVITY CARDS : LEVEL 1	TX6229474	07/21/2005

WORD-WISE SOURCEBOOK THREE FOR FIFTH AND SIXTH GRADE TEACHERS / BARBARA SCHMIDT AND MAURICE POE ; ILLUSTRATOR, DONNA BERNARD.	TX5811729	03/21/2003

WORD-WISE SOURCEBOOK TWO FOR THIRD AND FOURTH GRADE TEACHERS / BARBARA SCHMIDT AND MAURICE POE ; ILLUSTRATOR, DONNA BERNARD.	TX5811728	03/21/2003

WORD-WISE SOURCEBOOK ONE FOR FIRST AND SECOND GRADE TEACHERS / BARBARA SCHMIDT AND MAURICE POE ; ILLUSTRATOR, DONNA BERNARD.	TX5811727	03/21/2003

MY SPELL CHECK.	TX5584994	03/09/2001

SPELLING WALL CHARTS.	TX5349901	03/09/2001

SPELL CHECK	TX5349900	03/09/2001

WORD-WISE SOURCEBOOK : LEVEL 3, GRADES 5-6 : LAUGH-ALOUD RHYMES FOR LEARNING LANGUAGE SKILLS / BY BARBARA SCHMIDT AND MAURICE POE	TX4832434	08/03/1998

WORD-WISE SOURCEBOOK : LEVEL 2, GRADES 3-4	TX4707421	01/09/1998

WORD-WISE SOURCEBOOK—LAUGH ALOUD RHYMES FOR LEARNING LANGUAGE SKILLS : LEVEL 1, GRADES 1-2 / BY BARBARA SCHMIDT AND MAURICE POE.	TX4571692	05/12/1997

ACADEMY OF READING	TX5151672	12/27/1999

A MULTI-SENSORY APPROACH TO LANGUAGE ARTS	TX4675765	1997

A MULTI-SENSORY APPROACH TO LANGUAGE ARTS, BOOK 2	TX5358308	2001

A SPELLING DICTIONARY FOR BEGINNING WRITERS	TX2250994	1988

A SPELLING DICTIONARY FOR WRITERS	TX5584921	2002

ACTIVITY BOOK FOR EXPLODE THE CODE WALL CHART	TX5637555	2002

ADDITION & SUBTRACTIONS TEACHER’S GUIDE	TX5752801	05/08/2003

ALPHABETIC PHONICS ALPHABET CARDS	A942771	1967

ALPHABETIC PHONICS WORKBOOK 1	TX4446500	1996

ALPHABETIC PHONICS, WORKBOOK 1	A935502	1967

AMERICA BECOMES A GIANT	TX3444588	1992

ANALOGIES 1	TX759193	1990

ANALOGIES 16	TX2771943	1990

ANALOGIES 2	TX2707212	1989

ANALOGIES 2	TX2509439	1989

ANALOGIES 3 PROBLEM-SOLVING STRATEGIES, EXERCISES FOR ANALYSIS, VOCABULARY STUDY	TX2250942	1988

ATTACK MATH ADDITION 1	TX1440549	1984

TITLE	REG. NO.	REG. DATE
ATTACK MATH ADDITION 2	TX1510858	1985

ATTACK MATH ARITHMETIC TASKS TO ADVANCE COMPUTATIONAL KNOWLEDGE	TX1681559	1985

ATTACK MATH ARITHMETIC TASKS TO ADVANCE COMPUTATIONAL KNOWLEDGE	TX1681562	1985

ATTACK MATH ARITHMETIC TASKS TO ADVANCE COMPUTATIONAL KNOWLEDGE	TX1681563	1985

ATTACK MATH ARITHMETIC TO ADVANCE COMPUTATIONAL KNOWLEDGE DIVISION, BOOK 2	TX1588498	1985

ATTACK MATH DIVISION 1	TX1510860	1985

ATTACK MATH DIVISION 3	TX1867430	1986

ATTACK MATH DIVISION 3	TX2069178	1986

ATTACK MATH MULTIPLICATION 1	TX1510859	1985

ATTACK MATH MULTIPLICATION BOOK 2	TX1577746	1985

ATTACK MATH SUBTRACTION 1	TX1440550	1984

ATTACK MATH SUBTRACTION BOOK 2	TX1577743	1985

ATTACK MATH TEACHER’S RESOURCE BOOK	TX5358305	2001

BEGINNING REASONING AND READING	TX5563746	2002

BEGINNING REASONING SKILLS	TX2072302	1987

BEGINNING WORD MEANING	TX2052659	1987

BEGINNINGS TEACHER’S GUIDE	TX5877113	11/21/2003

BEYOND THE CODE	TX5504580	2002

BEYOND THE CODE 2	TX5418389	2001

BEYOND THE CODE 3	TX5342658	2002

BEYOND THE EDGE BK 1	TX5358310	2001

BUILDING MATHEMATICAL THINKING	TX5505221	2002

BUILDING MATHEMATICAL THINKING	TX5453838	2001

BUILDING MATHEMATICAL THINKING SKINNY CONCEPTS BK 2	TX5204105	2000

CHARLOTTE’S WEB A LITERATURE GUIDE	TX3093770	1999

CLUES TO MEANING	TX3654605	1993

CODE CARDS KEY WORD PICTURE AND LETTER CARDS FOR EXPLODE THE CODE 1 TO 3 1/2	TX4030257	1995

COMPOSITION 1	TX1104556	1983

COMPOSITION BOOK 3	TX1315807	1984

COMPUTATION BASICS BOOK 1	TX584747	1980

COMPUTATION BASICS BOOK 5	TX1220396	1983

DEVELOPMENTAL VARIATION AND LEARNING DISORDERS	TX2249366	1988

DYSLEXIA TRAINING PROGRAM	TX2250528	1988

DYSLEXIA TRAINING PROGRAM	TX2251474	1988

DYSLEXIA TRAINING PROGRAM	TX2712008	1989

DYSLEXIA TRAINING PROGRAM SCHEDULE 1	TX5358315	2001

DYSLEXIA TRAINING PROGRAM SCHEDULE IIIB	TX2704371	1989

EARLY READING COMPREHENSION	TX5563742	2002

EARLY READING COMPREHENSION	TX5585784	2002

TITLE	REG. NO.	REG. DATE
EARLY READING COMPREHENSION IN VARIED SUBJECT MATTER	TX1501246	1985

EARLY READING COMPREHENSION IN VARIED SUBJECT MATTER	TX929727	1982

EARLY READING COMPREHENSION IN VARIED SUBJECT MATTER	TX1004405	1982

EARLY READING COMPREHENSION VARIED SUBJECT MATTER	TX5563776	2002

ELECTRICAL CONNECTIONS ACTIVITY JOURNAL	TX4406461	1996

ENERGY HORIZON’S BOOK 1	TX1063640	1983

ENERGY HORIZONS TEACHER’S GUIDE	TX1220397	1983

EXPLODE THE CODE	TX5696363	2003

EXPLODE THE CODE	TX6124499	2005

EXPLODE THE CODE 1	TX1374905	1984

EXPLODE THE CODE 1 1/2	TX1867184	1986

EXPLODE THE CODE 1 1/2	TX1364683	1984

EXPLODE THE CODE 2	TX1454067	1984

EXPLODE THE CODE 2	TX2718356	1989

EXPLODE THE CODE 2	TX3918305	1994

EXPLODE THE CODE 2 1/2	TX3918334	1994

EXPLODE THE CODE 3	TX1454068	1984

EXPLODE THE CODE 3	TX2707533	1989

EXPLODE THE CODE 3	TX3918332	1994

EXPLODE THE CODE 3 1/2	TX835245	1981

EXPLODE THE CODE 3 1/2	TX3585124	1993

EXPLODE THE CODE 3 1/2	TX5585782	2002

EXPLODE THE CODE 4	TX5563775	2002

EXPLODE THE CODE 4	TX1503573	1985

EXPLODE THE CODE 4	TX2707532	1989

EXPLODE THE CODE 4	TX3918333	1994

EXPLODE THE CODE 4 1/2	TX5563777	2002

EXPLODE THE CODE 4 1/2	TX3345488	1992

EXPLODE THE CODE 4 1/2	TX1009218	1982

EXPLODE THE CODE 5	TX3700928	1993

EXPLODE THE CODE 5	TX5565755	2002

EXPLODE THE CODE 5	TX1503531	1985

EXPLODE THE CODE 5 1/2	TX5563779	2002

EXPLODE THE CODE 6	TX556378	2002

EXPLODE THE CODE 7	TX5565754	2002

EXPLODE THE CODE 8	TX5599906	2002

EXPLODE THE CODE BOOK 8	TX1364682	1984

FROM THE MIXED-UP FILES OF MRS. BASIL E. FRANKWEILER	TX5358475	2001

IT’S ELEMENTARY	TX5370822	2001

IT’S ELEMENTARY	TX5370823	2001

IT’S ELEMENTARY	TX5370831	2001

IT’S ELEMENTARY 275 MATH WORD PROBLEMS BK 1	TX5158383	2000

TITLE	REG. NO.	REG. DATE
IT’S ELEMENTARY!	TX5430358	2001

JUMP RIGHT INTO READING	TX5989440	2004

JUST WRITE	TX5578779	2002

JUST WRITE	TX5509227	2002

LANGUAGE TOOL KIT	A384397	1972

LANGUAGE TOOL KIT	TX752150	1981

LANGUAGE TOOL KIT; MANUAL	A669319	1975

LITERACY PROGRAM	TX3346422	1992

MATH & WRITING	TX1315809	1984

MATH INVESTIGATIONS BK 1	TX4749016	1998

MATH INVESTIGATIONS RIDGEWOOD	TX4771868	1998

MEGAWORDS 1	TX1063639	1983

MEGAWORDS 2	TX1772899	1983

MEGAWORDS 3	TX1364686	1984

MEGAWORDS 4	TX3853927	1994

MEGAWORDS 4	TX1451006	1984

MEGAWORDS 5	TX1501256	1985

MEGAWORDS 6 MULTISYLLABIC WORDS FOR READING, SPELLING, AND VOCABULARY	TX1588499	1985

MEGAWORDS 7	TX1867429	1986

MEGAWORDS 8 MULTI-SYLLABIC WORDS FOR READING, SPELLING AND VOCABULARY	TX2250530	1988

MEGAWORDS ASSESSMENT OF DECODING AND ENCODING SKILLS	TX5755639	2003

MODERN AMERICA	TX873198	1982

MORE PRIMARY PHONICS STORYBOOKS BK 1-10	TX4523410	1997

MORE READING COMPREHENSIVE IN VARIED SUBJECT MATTER	TX5370824	2001

MORE READING COMPREHENSIVE IN VARIED SUBJECT MATTER	TX5370825	2001

MORE READING COMPREHENSIVE IN VARIED SUBJECT MATTER	Tx5370826	2001

MORE READING COMPREHENSIVE IN VARIED SUBJECT MATTER	Tx5370827	2001

MORE WORD WORKS	TX4624672	1998

MY WORD WORKS	TX462673	1998

NUMBER THE STARS	TX5358476	2001

PEDIATRIC EXAMINATION OF EDUCATIONAL READINESS AT MIDDLE CHILDHOOD	TX4191215	1996

PEERAMID 2	TX4491668	1997

PEEX 2	TX4760199	1998

PEEX II THE PEDIATRIC EARLY ELEMENTARY EXAMINATION	TX3280801	1992

PEEX2	TX4170509	1995

PHONICS DRILL CARDS UPDATE DECK	TX4817023	1998

PHONICS DRILL CARDS WITH PICTURES FOR READING AND SPELLING	TX4766616	1998

TITLE	REG. NO.	REG. DATE
PLAIN TALK ABOUT KIDS	TX4193513	1996

POETRY IN SIX DIMENTIONS 20TH CENTURY VOICES	TX5174978	2000

POETRY IN SIX DIMENTIONS TEACHER’S GUIDE	TX5204036	2000

POETRY IN THREE DIMENSIONS	TX5578780	2002

POETRY IN THREE DIMENSIONS	TX5430359	2001

POETRY IN THREE DIMENSIONS	TX5505903	2002

PRIMARY ANALOGIES	TX4446499	1996

PRIMARY ANALOGIES	TX4760200	1998

PRIMARY ANALOGIES	TX4771869	1998

PRIMARY ANALOGIES BK 2	TX4663192	1997

READING COMPREHENSION IN VARIED SUBJECT MATER BK 2	TX4752261	1998

READING COMPREHENSION IN VARIED SUBJECT MATER BK 6	TX4474444	1997

READING COMPREHENSION IN VARIED SUBJECT MATTER	TX1004406	1982

READING COMPREHENSION IN VARIED SUBJECT MATTER	TX4660250	1997

READING COMPREHENSION IN VARIED SUBJECT MATTER BK 2	TX3952637	1994

READING COMPREHENSION IN VARIED SUBJECT MATTER BK 3	TX4760201	1998

READING COMPREHENSION IN VARIED SUBJECT MATTER BK 9	TX3952635	1994

READING COMPREHENSION IN VARIED SUBJECT MATTER BK 9	TX826211	1981

READING COMPREHENSION IN VARIED SUBJECT MATTER BK1	TX4772040	1998

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 1	TX486511	1980

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 1	TX486513	1980

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 1	TX1503659	1985

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 4	TX486512	1980

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 5	TX486514	1980

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 6	TX738155	1981

READING COMPREHENSION IN VARIED SUBJECT MATTER BOOK 7	TX738153	1981

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 1	A1355387	1969

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 1	A763989	1975

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 1-2	A392765	1971

TITLE	REG. NO.	REG. DATE
READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 2-3	A129104	1970

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 3	A390376	1971

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 3	A288864	1971

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 4	A288866	1971

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 5-6	A392763	1971

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 8	A516405	1973

READING COMPREHENSION IN VARIED SUBJECT MATTER, BOOK 9-10	A669321	1975

READING COMPREHENSION VARIED SUBJECT MATTERS 2	TX563738	2002

READING FOR CONTENT BK 2	TX4446347	1997

READING FROM SCRATCH/RFS WORKBOOK 1	TX4084426	1995

READY, SET, GO PICTURE-LETTER CARDS	TX3071667	1991

REASONING AND READING LEVEL 1	TX1040488	1983

REASONING AND READING LEVEL 1	TX1172897	1983

REASONING AND READING LEVEL 1	TX5585781	2002

REASONING AND READING LEVEL 2	TX2251471	1988

REASONING AND READING LEVEL 2	TX2509457	1989

REASONING AND READING LEVEL 2	TX1315796	1984

REASONING AND READING LEVEL 2 AND ANSWER KEY	TX5563744	2002

RECIPE FOR READING	A509655	1973

RECIPE FOR READING	A401201	1972

RECIPE FOR READING	TX6124475	2005

RECIPE FOR READING	TX6124479	2005

RECIPE FOR READING	TX6124448	2005

RECIPE FOR READING	TX6124474	2005

RECIPE FOR READING	TX5601629	2002

RECIPE FOR READING	TX5495737	2001

RECIPE FOR READING BK 4-6	TX3453668	1992

RIDGEWOOD ANALOGIES	TX5370829	2001

RIDGEWOOD ANALOGIES	TX5370830	2001

RIDGEWOOD ANALOGIES BK 2	TX4048746	1995

RIDGEWOOD ANALOGIES BK 2	TX4129993	1995

RIDGEWOOD ANALOGIES CRITICAL AND CREATIVE THINKING	TX4303545	1996

RIDGEWOOD ANALOGIES CRITICAL AND CREATIVE THINKING ACROSS THE CURRICULUM BK 1	TX3873693	1994

RIDGEWOOD ANALOGIES CRITICAL AND CREATIVE THINKING ACROSS THE CURRICULUM BK 3	TX4504568	1997

RIDGEWOOD GRAMMAR	TX5370815	2001

RIDGEWOOD GRAMMAR	TX5370819	2000

TITLE	REG. NO.	REG. DATE
RIDGEWOOD GRAMMAR	TX550275	2002

RIGHT INTO READING BK 1	TX5348540	2001

RIGHT INTO READING BK 1	TX5348541	2001

S.P.I.R.E. LEVEL 1	TX6124477	2005

S.P.I.R.E. LEVEL 3	TX6124478	2005

S.P.I.R.E. LEVEL 3	TX6118866	2005

S.P.I.R.E. LEVEL 3	TX6118864	2005

S.P.I.R.E. LEVEL 4	TX6118881	2005

S.P.I.R.E. LEVEL 4	TX6124476	2005

SEQUENTIAL SEASONAL ACTIVITIES	TX1009217	1982

SKINNY CONCEPTS TEACHER’S JOURNAL BK 2	TX5200138	2000

SOLVING LANGUAGE DIFFICULTIES	TX1364687	1984

SOLVING LANGUAGE DIFFICULTIES	TX4775832	1998

SOLVING LANGUAGE DIFFICULTIES, REMEDIAL ROUTINES	A875259	1994

SOLVING LANGUAGE DIFFICULTIES; REMEDIAL ROUTINES	A208863	1971

SPELLBOUND PHONIC READING & SPELLING	TX5093910	1999

SPELLBOUND PHONIC READING AND SPELLING	A400057	1972

SPELLBOUND PHONIC READING AND SPELLING; TEACHER’S MANUAL	A384392	1972

SPELLWELL A	TX5563745	2002

SPELLWELL AA	TX5563741	2002

SPELLWELL BK AA	TX4191219	1996

SPELLWELL BK C	TX4761367	1998

SPELLWELL BK C	TX5276407	2000

SPELLWELL BK CC	TX4756099	1998

SPELLWELL BK D	TX5370820	2001

SPELLWELL C	TX563737	2002

SPELLWELL CC	TX5563740	2002

STORIES, SKILLS & DRILLS IN PHONETIC READING	TX1063642	1982

STORIES, SKILLS, & DRILLS	TX1001519	1982

SUCCESS STORIES TEACHER’S MANUAL	TX1315808	1984

SUGAR SCORING SYSTEM FOR THE BENDER-GESTALT	TX4752052	1998

TEACHER’S GUIDE-ELECTRICAL CONNECTIONS	TX3830396	1994

TEST BOOK FOR WORDLY WISE 3000	TX5578773	2002

TEST BOOKLET FOR WORDLY WISE 3000	TX5887651	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5887652	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5895723	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5895724	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5895725	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5895726	2003

TEST BOOKLET FOR WORDLY WISE 3000	TX5895727	2003

THE GILLINGHAM MANUAL	TX5370833	2001

THE MYSTERY OF THE MISSING MARBLE	TX285009	2001

THE STORY OF THE USA BOOK 3	TX1364684	1984

THE STORY OF WESTERN CIVILIZATION	TX5370817	2001

TITLE	REG. NO.	REG. DATE
THINKING ABOUT MAC AND TAB	TX5358307	2001

THINKING ABOUT MAC AND TAB	TX5358474	2001

THINKING ABOUT MAC AND TAB	TX5358478	2001

THINKING ABOUT MAC AND TAB	TX5358484	2001

THINKING ABOUT MAC AND TAB	TX5358487	2001

THINKING ABOUT MAC AND TAB	TX5383654	2001

VAK TASKS FOR VOCABULARY AND SPELLING	TX928731	1982

VOCABULARY FROM CLASSICAL ROOTS B	TX5085641	1999

VOCABULARY FROM CLASSICAL ROOTS BK A	TX5093772	1999

VOCABULARY FROM CLASSICAL ROOTS BK C	TX5093768	1999

VOCABULARY FROM CLASSICAL ROOTS BK D	TX5093771	1999

VOCABULARY FROM CLASSICAL ROOTS C	TX5563739	2002

VOCABULARY FROM CLASSICAL ROOTS E	TX5089410	1999

WORDLY WISE 3000	TX4772045	1998

WORDLY WISE 3000	TX5370821	2001

WORDLY WISE 3000 BK 1	TX303546	1996

WORDLY WISE 3000 BK 1	TX4504193	1997

WORDLY WISE 3000 BK 2	TX4504280	1997

WORDLY WISE 3000 BK 2	TX4565025	1998

WORDLY WISE 3000 BK 3	TX4236757	1996

WORDLY WISE 3000 BK 3	TX3504194	1997

WORDLY WISE 3000 BK 4	TX4217315	1996

WORDLY WISE 3000 BK 4	TX4493517	1997

WORDLY WISE 3000 BK 7	TX5364311	2001

WORDLY WISE 3000 BK 8	TX3364312	2001

WORDLY WISE 3000 BK A	TX5370832	2001

WORDLY WISE BOOK 1	TX1210393	1983

WORDLY WISE BOOK 2	TX1315805	1984

WORDLY WISE BOOK 3	TX1315806	1984

WORDLY WISE BOOK 5	TX1232317	1983

WORDLY WISE BOOK 8	TX250249	1979

WORDLY WISE BOOK 8	TX1457946	1983

WORDLY WISE BOOK 9	TX379638	1979

WORDLY WISE BOOK 9	TX1481826	1983

WORDLY WISE BOOK A	TX813520	1981

WORDLY WISE BOOK A	TX859475	1982

WORDLY WISE BOOKS	TX168804	1978

WORDLY WISE QUICKQUIZ	TX2767827	1990

WORDLY WISE READERS SERIES A	TX1504309	1985

WORDLY WISE READERS SERIES A	TX1531206	1985

WORDLY WISE READERS WORKBOOK A	TX1503601	1985

WORDLY WISE TEACHER’S KEY	TX4446503	1996

WRITING SKILLS 2	TX4084040	1995

Copyright Registrations Owned by Delta Education, LLC

Title	Reg No	Reg Date
CAR AND RAMP FORCE AND MOTION	TX5643458	12/19/02

FOUNDATIONS OF PHYSICAL SCIENCE	TX5659140	12/19/02

FOUNDATIONS OF PHYSICAL SCIENCE	TX5801990	6/25/05

FOUNDATIONS OF PHYSICAL SCIENCE	TX5643760	6/24/05

FOUNDATIONS OF PHYSICAL SCIENCE INVESTIGATIONS	TX5659139	12/19/02

FOUNDATIONS OF PHYSICAL SCIENCE SKILL AND PRACTICE WORKSHEETS	TX5659137	12/19/02

FOUNDATIONS OF PHYSICAL SCIENCE TEACHER’S GUIDE	TX5653856	12/19/02

FOUNDATIONS OF PHYSICAL SCIENCE COLOR TEACHING TOOLS	TX5872256	9/19/03

FOUNDATIONS OF PHYSICAL SCIENCE ELECTRONIC BOOK	TX5872257	9/19/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE	TX5776361	6/6/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE	TX5817988	9/22/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE BLACKLINE MASTERS	TX5817995	9/22/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE COLOR TEACHING TOOLS	TX5872258	9/22/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE ELECTRONIC BOOK	TX5872259	9/22/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE SCIENCE SKILL AND PRACTICE WORKSHEETS	TX5817987	9/22/03

FOUNDATIONS OF PHYSICAL SCIENCE WITH EARTH AND SPACE STUDIES	TX5800659	9/22/03

FOUNDATIONS OF PHYSICAL WITH EARTH AND SPACE SCIENCE	TX5803829	8/15/03

FOUNDATIONS OF PHYSICS	TX6001517	6/6/04

FOUNDATIONS OF PHYSICS	TX5836561	8/19/03

FOUNDATIONS OF PHYSICS	TX6052070	6/26/05

FOUNDATIONS OF PHYSICS INVESTIGATIONS	TX5913042	1/16/04

FOUNDATIONS OF PHYSICS TEACHER’S GUIDE	TX5994977	6/6/04

FOUNDATIONS OF PHYSICS EXAMVIEW TEST BANK	TX5993630	6/6/04

PHYSICS A FIRST COURSE	TX6141984	2/28/05

PHYSICS A FIRST COURSE INVESTIGATIONS	TX6125083	2/24/05

AIR ROCKET CURRICULUM RESOURCE GUIDE FORCE, MOTION AND ENERGY	TX5661277	12/19/02

ELECTRIC CIRCUITS CURRICULUM RESOURCE GUIDE ELECTRICITY AND CIRCUITS	TX5661281	12/19/02

GEARS AND LEVERS CURRICULUM RESOURCE GUIDE GEARS LEVERS AND ROTATING MACHINES	TX5661280	12/19/02

Title	Reg No	Reg Date
MARBLE LAUNCHER CURRICULUM RESOURCE GUIDE PROJECTILE MOTION	TX5661278	12/19/02

PERIODIC PUZZLE CHEMISTRY AND THE ELEMENTS	TX5643453	12/19/02

PERIODIC TABLE TILES CURRICULUM RESOURCE GUIDE CHEMISTRY AND THE ELEMENTS	TX5661279	12/19/02

Delta Science First Readers: About Me	TX 6-236-193	9/30/05

Delta Science First Readers: Animals	TX 6-203-855	7/28/05

Delta Science First Readers: Earth	TX 6-226-019	7/28/05

Delta Science First Readers: How do we learn?	TX 6-203-857	7/28/05

Delta Science First Readers: Matter	TX 6-403-157	6/26/06

Delta Science First Readers: Plants	TX 6-203-856	7/28/05

Delta Science First Readers: Science and Literacy Program Teachers Guide	TX 6-898-348	11/9/07

Delta Science First Readers: Sky	TX 6-236-194	9/30/05

Delta Science First Readers: Sorting	TX 6-203-793	7/28/05

Delta Science First Readers: Weather	TX 6-203-792	7/28/05

Delta Science First Readers: Where is it? Is it Moving?	TX 6-236-195	9/30/05

Delta Science Modules: Butterflies and Moths Reader	TX5914419	2/10/04

Delta Science Modules: Butterflies and Moths Teachers Guide	TX5914936	2/10/04

Delta Science Modules: Classroom Plants Reader	TX 6-403-156	6/26/06

Delta Science Modules: Classroom Plants Teachers Guide	TX 6-405-648	6/28/06

Delta Science Modules: Color and Light Reader	TX5914420	2/10/04

Delta Science Modules: Color and Light Teachers Guide	TX5920199	2/10/04

Delta Science Modules: Dinosaurs and Fossils Reader	TX5914416	2/10/04

Delta Science Modules: Dinosaurs and Fossils Teachers Guide	TX5920198	2/10/04

Delta Science Modules: DNA From Genes to Proteins Reader	TX 6-403-160	6/26/06

Delta Science Modules: DNA From Genes to Proteins Teachers Guide	TX 6-898-345	11/9/07

Delta Science Modules: Earth Movements At-Home Folio	TX 6-897-073	12/7/07

Delta Science Modules: Earth Movements At-Home Folio Spanish Edition	TX 6-897-105	12/7/07

Delta Science Modules: Earth Movements Reader	TX5913100	2/10/04

Delta Science Modules: Earth Movements Science Notebook	TX 6-898-338	11/9/07

Delta Science Modules: Earth Movements Science Notebook Spanish Edition	TX 6-898-340	11/9/07

Delta Science Modules: Earth Movements Teachers Guide	TX5914938	2/10/04

Delta Science Modules: Earth Processes	TX 6-203-858	7/28/05

Delta Science Modules: Earth Processes Teachers Guide	TX 6-405-647	6/28/06

Delta Science Modules: Earth, Moon, and Sun Reader	TX 6-403-159	6/26/06

Delta Science Modules: Earth, Moon, and Sun Teachers Guide	TX 6-405-649	6/28/06

Delta Science Modules: Electrical Circuits Reader	TX5748056	5/8/03

Title	Reg No	Reg Date
Delta Science Modules: Electrical Circuits Teachers Guide	TX5747210	5/9/03

Delta Science Modules: Electromagnetism Reader	TX 6-403-153	6/26/06

Delta Science Modules: Electromagnetism Teachers Guide	TX 6-405-651	6/28/06

Delta Science Modules: Erosion Reader	TX 6-403-155	6/26/06

Delta Science Modules: Erosion Teachers Guide	TX 6-404-994	6/28/06

Delta Science Modules: Finding the Moon Reader	TX5748493	5/8/03

Delta Science Modules: Finding the Moon Teachers Guide	TX5792811	8/12/03

Delta Science Modules: Flight and Rocketry Reader	TX5913098	2/10/04

Delta Science Modules: Flight and Rocketry Teachers Guide	TX5914937	2/10/04

Delta Science Modules: Food Chains and Webs At-Home Folio	TX 6-897-058	12/7/07

Delta Science Modules: Food Chains and Webs At-Home Folio Spanish Edition	TX 6-897-064	12/7/07

Delta Science Modules: Food Chains and Webs Reader	TX5748057	5/8/03

Delta Science Modules: Food Chains and Webs Science Notebook	TX 6-898-323	11/9/07

Delta Science Modules: Food Chains and Webs Science Notebook Spanish Edition	TX 6-898-320	11/9/07

Delta Science Modules: Food Chains and Webs Teachers Guide	TX5747206	5/9/03

Delta Science Modules: Force and Motion At-Home Folio	TX 6-897-097	12/7/07

Delta Science Modules: Force and Motion At-Home Folio Spanish Edition	TX 6-897-081	12/7/07

Delta Science Modules: Force and Motion Reader	TX5698992	5/8/03

Delta Science Modules: Force and Motion Science Notebook	TX 6-898-328	11/9/07

Delta Science Modules: Force and Motion Science Notebook Spanish Edition	TX 6-898-339	11/9/07

Delta Science Modules: Force and Motion Teachers Guide	TX5747207	5/9/03

Delta Science Modules: From Seed to Plant Reader	TX5752831	5/8/03

Delta Science Modules: From Seed to Plant Teachers Guide	TX5808265	8/12/03

Delta Science Modules: Investigating Water Reader	TX5913096	2/10/04

Delta Science Modules: Investigating Water Teachers Guide	TX5914935	2/10/04

Delta Science Modules: Magnets Reader	TX5913097	2/10/04

Delta Science Modules: Magnets Teachers Guide	TX5914934	2/10/04

Delta Science Modules: Matter and Change	TX 6-236-223	9/30/05

Delta Science Modules: Matter and Change Teachers Guide	TX 6-405-646	6/28/06

Delta Science Modules: Newton’s Toy Box	TX 6-203-859	7/28/05

Delta Science Modules: Newton’s Toy Box Teachers Guide	TX 6-403-251	6/28/06

Delta Science Modules: Observing an Aquarium Reader	TX5914421	2/10/04

Delta Science Modules: Observing an Aquarium Teachers Guide	TX5914412	2/10/04

Delta Science Modules: Oceans Reader	TX5913099	2/10/04

Delta Science Modules: Oceans Teachers Guide	TX5914414	2/10/04

Delta Science Modules: Plant and Animal Life Cycles Reader	TX5699028	5/8/03

Title	Reg No	Reg Date
Delta Science Modules: Plant and Animal Life Cycles Teachers Guide	TX5808263	8/12/03

Delta Science Modules: Plant and Animal Populations Reader	TX 6-403-154	6/26/06

Delta Science Modules: Plant and Animal Populations Teachers Guide	TX 6-405-650	6/28/06

Delta Science Modules: Plants in our World Reader	TX 6-402-066	6/26/06

Delta Science Modules: Pollution Reader	TX5913095	2/10/04

Delta Science Modules: Pollution Teachers Guide	TX5805185	2/10/04

Delta Science Modules: Properties Reader	TX5752832	5/8/03

Delta Science Modules: Properties Teachers Guide	TX5808262	8/12/03

Delta Science Modules: Rocks and Minerals Reader	TX5913101	2/10/04

Delta Science Modules: Rocks and Minerals Teachers Guide	TX5920197	2/10/04

Delta Science Modules: Simple Machines Reader	TX5699027	5/8/03

Delta Science Modules: Simple Machines Teachers Guide	TX5808264	8/12/03

Delta Science Modules: Sink or Float Reader	TX 6-403-158	6/26/06

Delta Science Modules: Sink or Float Teachers Guide	TX 6-403-250	6/28/06

Delta Science Modules: Soil Science Reader	TX5914417	2/10/04

Delta Science Modules: Soil Science Teachers Guide	TX5914933	2/10/04

Delta Science Modules: Solar System Reader	TX5748058	5/8/03

Delta Science Modules: Solar System Teachers Guide	TX5747208	5/9/03

Delta Science Modules: Sound Reader	TX5913094	2/10/04

Delta Science Modules: Sound Teachers Guide	TX5914413	2/10/04

Delta Science Modules: States of Matter Reader	TX5748054	5/8/03

Delta Science Modules: States of Matter Teacher Guide	TX5792812	8/12/03

Delta Science Modules: Sunshine and Shadows Reader	TX5913093	2/10/04

Delta Science Modules: Sunshine and Shadows Teachers Guide	TX5805188	2/10/04

Delta Science Modules: Using Science Notebooks Folio	TX 6-897-051	12/7/07

Delta Science Modules: Using Your Senses Reader	TX5748059	5/8/03

Delta Science Modules: Using Your Senses Teachers Guide	TX5747205	5/9/03

Delta Science Modules: Water Cycle Reader	TX5914418	2/10/04

Delta Science Modules: Water Cycle Teachers Guide	TX5805186	2/10/04

Delta Science Modules: Weather Forecasting Reader	TX5699029	5/8/03

Delta Science Modules: Weather Forecasting Teachers Guide	TX5747209	5/9/03

Delta Science Modules: Weather Instruments Reader	TX5748055	5/8/03

Delta Science Modules: Weather Instruments Teachers Guide	TX5808261	8/12/03

Delta Science Modules: Weather Watching Reader	TX5748053	5/8/03

Delta Science Modules: Weather Watching Teachers Guide	TX5810349	8/12/03

Delta Science Modules: You and Your Body Reader	TX5748052	5/8/03

Delta Science Modules: You and Your Body Teachers Guide	TX5815686	8/12/03

Delta Science Reader: Astronomy	TX 6-898-342	11/9/07

Title	Reg No	Reg Date
Delta Science Reader: Earth Movements Science Edition	TX 6-898-332	11/9/07

Delta Science Reader: Electrical Connections	TX 6-898-344	11/9/07

Delta Science Reader: Food Chains and Webs Spanish Edition	TX 6-898-327	11/9/07

Delta Science Reader: Force and Motion Spanish Edition	TX 6-898-325	11/9/07

MIAN Addition and Subtraction Student Activity Guide	TX5751741	5/8/03

MIAN Addition and Subtraction Student Teacher’s Guide	TX5752801	5/8/03

MIAN Algebra Student Activity Guide (grades 3-4)	TX5698998	5/8/03

MIAN Algebra Student Activity Guide (grades 5-6)	TX5698994	5/8/03

MIAN Algebra Student Teacher’s Guide (grades 3-4)	TX5751730	5/8/03

MIAN Algebra Student Teacher’s Guide (grades 5-6)	TX5751729	5/8/03

MIAN Data Analysis and Probability Student Activity Guide	TX5748234	5/8/03

MIAN Data Analysis and Probability Teacher’s Guide	TX5751739	5/8/03

MIAN Fraction Concepts Student Activity Guide	TX5698997	5/8/03

MIAN Fraction Concepts Teacher’s Guide	TX5751738	5/8/03

MIAN Fractions and Decimals Student Activity Guide	TX5751743	5/8/03

MIAN Fractions and Decimals Teacher’s Guide	TX5751745	5/8/03

MIAN Geometry Student Activity Guide (grades 3-4)	TX5751725	5/8/03

MIAN Geometry Student Activity Guide (grades 5-6)	TX5452834	5/8/03

MIAN Geometry Teacher’s Guide (grades 3-4)	TX5751726	5/8/03

MIAN Geometry Teacher’s Guide (grades 5-6)	TX5751734	5/8/03

MIAN Measurement Student Activity Guide (grades 2-3)	TX5748235	5/8/03

MIAN Measurement Student Activity Guide (grades 4-5)	TX5748236	5/8/03

MIAN Measurement Teacher’s Guide (grades 2-3)	TX5751727	5/8/03

MIAN Measurement Teacher’s Guide (grades 4-5)	TX 5-751-728	5/8/03

MIAN Metric Tools Student Activity Guide	TX5698993	5/8/03

MIAN Metric Tools Teacher’s Guide	TX5751736	5/8/03

MIAN Microworlds Student Activity Guide	TX5827586	8/12/03

MIAN Microworlds Teacher’s Guide	TX5827539	8/12/03

MIAN Money Student Activity Guide	TX5698996	5/8/03

MIAN Money Teacher’s Guide	TX5751744	5/8/03

MIAN Multiplication and Division Student Activity Guide	TX5751742	5/8/03

MIAN Multiplication and Division Teacher’s Guide	TX5751735	5/8/03

MIAN Probability Student Activity Guide	TX5752846	5/8/03

MIAN Probability Teacher’s Guide	TX5751733	5/8/03

MIAN Problem Solving Student Activity Guide (grades 3-4)	TX5748233	5/8/03

MIAN Problem Solving Student Activity Guide (grades 5-6)	TX5748235	5/8/03

MIAN Problem Solving Teacher’s Guide (grades 3-4)	TX5751732	5/8/03

MIAN Problem Solving Teacher’s Guide (grades 5-6)	TX5751731	5/8/03

MIAN Ratio, Proportion and Percent Student Activity Guide	TX5748237	5/8/03

MIAN Ratio, Proportion and Percent Teacher’s Guide	TX5751740	5/8/03

MIAN Time Student Activity Guide	TX5698995	5/8/03

MIAN Time Teacher’s Guide	TX5751737	5/8/03

SIAN A Peek Inside You Activity Guide	TX 5-827-587	8/12/03

Title	Reg No	Reg Date
SIAN A Peek Inside You Activity Journal	TX 5-827-532	8/12/03

SIAN Animal Observatory Activity Guide	TX 5-827-574	8/12/03

SIAN Animal Observatory Activity Journal	TX 5-827-531	8/12/03

SIAN Body Basics Activity Guide	TX 5-406-456	11/1/96

SIAN Body Basics Activity Journal	TX 5-827-635	8/12/03

SIAN Body Basics Activity Journal	TX 5-406-458	11/1/96

SIAN Breaking Earth’s Hold Activity Guide	TX 5-827-561	8/12/03

SIAN Breaking Earth’s Hold Activity Journal	TX 5-827-540	8/12/03

SIAN Bubble Science Activity Guide	TX 5-827-624	8/12/03

SIAN Bubble Science Activity Guide	TX 5-406-454	11/1/96

SIAN Bubble Science Activity Journal	TX 5-827-633	8/12/03

SIAN Bubble Science Activity Journal	TX 5-406-453	11/1/96

SIAN Charge It Static Electricity Activity Guide	TX 5-827-625	8/12/03

SIAN Charge It Static Electricity Activity Guide	TX 5-406-415	11/1/96

SIAN Charge It Static Electricity Activity Journal	TX 5-827-636	8/12/03

SIAN Charge It Static Electricity Activity Journal	TX 5-406-422	11/1/96

SIAN Clever Levers Activity Guide	TX 5-827-580	8/12/03

SIAN Clever Levers Activity Journal	TX 5-827-583	8/12/03

SIAN Crystal Creations Activity Guide	TX 5-827-618	8/12/03

SIAN Crystal Creations Activity Guide	TX 4-406-777	2/19/97

SIAN Crystal Creations Activity Journal	TX 5-827-616	8/12/03

SIAN Crystal Creations Activity Journal	TX 4-406-455	11/1/96

SIAN Destination Moon Activity Guide	TX 5-827-581	8/12/03

SIAN Destination Moon Activity Journal	TX 5-827-524	8/12/03

SIAN Detective Lab Activity Guide	TX 5-827-634	8/12/03

SIAN Detective Lab Activity Journal	TX 5-827-638	8/12/03

SIAN Detective Lab Activity Journal	TX 5-827-634	8/12/03

SIAN Earth and Sun Activity Guide	TX 5-827-549	8/12/03

SIAN Earth and Sun Activity Journal	TX 5-827-550	8/12/03

SIAN Electrical Connections Activity Guide	TX 5-827-564	8/12/03

SIAN Electrical Connections Activity Journal	TX 5-827-631	8/12/03

SIAN Electromagnetism Activity Guide	TX 5-827-575	8/12/03

SIAN Electromagnetism Activity Journal	TX 5-827-614	8/12/03

SIAN Energy & Motion Activity Guide	TX 5-827-563	8/12/03

SIAN Energy & Motion Activity Journal	TX 5-827-629	8/12/03

SIAN Flight Gliders to Jets Activity Guide	TX 5-827-578	8/12/03

SIAN Flight Gliders to Jets Activity Journal	TX 5-827-615	8/12/03

SIAN Flowering Plants Activity Guide	TX 5-827-528	8/12/03

SIAN Flowering Plants Activity Journal	TX 5-827-559	8/12/03

SIAN Fossil Formation Activity Guide	TX 5-827-639	8/12/03

SIAN Fossil Formation Activity Journal	TX 5-827-619	8/12/03

SIAN Gases Activity Guide	TX 5-827-573	8/12/03

SIAN Gases Activity Journal	TX 5-827-530	8/12/03

SIAN Gears at Work Activity Guide	TX 5-827-626	8/12/03

Title	Reg No	Reg Date
SIAN Gears at Work Activity Journal	TX 5-827-623	8/12/03

SIAN Is It Alive Activity Guide	TX 5-827-525	8/12/03

SIAN Is It Alive Activity Journal	TX 5-827-582	8/12/03

SIAN Liquids Activity Guide	TX 5-827-584	8/12/03

SIAN Liquids Activity Journal	TX 5-827-548	8/12/03

SIAN Magnet Magic Activity Guide	TX 5-827-576	8/12/03

SIAN Magnet Magic Activity Journal	TX 5-827-622	8/12/03

SIAN Microworlds Activity Guide	TX 5-827-586	8/12/03

SIAN Microworlds Activity Journal	TX 5-827-539	8/12/03

SIAN Oceans Alive Activity Guide	TX 5-827-543	8/12/03

SIAN Oceans Alive Activity Journal	TX 5-827-571	8/12/03

SIAN Oceans in Motion Activity Guide	TX 5-827-551	8/12/03

SIAN Oceans in Motion Activity Journal	TX 5-827-569	8/12/03

SIAN One and Only You Activity Guide	TX 5-827-557	8/12/03

SIAN One and Only You Activity Journal	TX 5-827-538	8/12/03

SIAN Our Changing Earth Activity Guide	TX 5-827-533	8/12/03

SIAN Our Changing Earth Activity Journal	TX 5-827-545	8/12/03

SIAN Physical and Chemical Changes Activity Guide	TX 5-827-585	8/12/03

SIAN Physical and Chemical Changes Activity Journal	TX 5-827-526	8/12/03

SIAN Planets and Stars Activity Guide	TX 5-827-522	8/12/03

SIAN Planets and Stars Activity Journal	TX 5-827-570	8/12/03

SIAN Ponds and Streams Activity Guide	TX 5-827-529	8/12/03

SIAN Ponds and Streams Activity Journal	TX 5-827-560	8/12/03

SIAN Pulley Power Activity Guide	TX 5-827-562	8/12/03

SIAN Pulley Power Activity Journal	TX 5-827-547	8/12/03

SIAN Rock Origins Activity Guide	TX 5-827-577	8/12/03

SIAN Rock Origins Activity Journal	TX 5-827-568	8/12/03

SIAN Seed Mysteries Activity Guide	TX 5-827-627	8/12/03

SIAN Seed Mysteries Activity Journal	TX 5-827-617	8/12/03

SIAN Small Wonders Activity Guide	TX 5-827-556	8/12/03

SIAN Small Wonders Activity Journal	TX 5-827-541	8/12/03

SIAN Smell, Taste, Touch Activity Guide	TX 5-827-567	8/12/03

SIAN Smell, Taste, Touch Activity Journal	TX 5-827-579	8/12/03

SIAN Soil Studies Activity Guide	TX 5-827-523	8/12/03

SIAN Soil Studies Activity Journal	TX 5-827-542	8/12/03

SIAN Solids Activity Guide	TX 5-827-527	8/12/03

SIAN Solids Activity Journal	TX 5-827-534	8/12/03

SIAN Sound Vibrations Activity Guide	TX 5-827-632	8/12/03

SIAN Sound Vibrations Activity Journal	TX 5-827-621	8/12/03

SIAN The Human Machine Activity Guide	TX 5-827-572	8/12/03

SIAN The Human Machine Activity Journal	TX 5-827-558	8/12/03

SIAN Vision and Hearing Activity Guide	TX 5-827-566	8/12/03

SIAN Vision and Hearing Activity Journal	TX 5-827-637	8/12/03

SIAN Water Cycle Activity Guide	TX 5-827-535	8/12/03

Title	Reg No	Reg Date
SIAN Water Cycle Activity Journal	TX 5-827-536	8/12/03

SIAN Water Physics Activity Guide	TX 5-827-537	8/12/03

SIAN Water Physics Activity Journal	TX 5-827-620	8/12/03

SIAN Weather Wise Activity Guide	TX 5-806-904	8/12/03

SIAN Weather Wise Activity Journal	TX 5-827-630	8/12/03

SIAN Wheels at Work Activity Guide	TX 5-827-546	8/12/03

SIAN Wheels at Work Activity Journal	TX 5-827-544	8/12/03

SIAN Work Plane and Simple Activity Guide	TX 5-827-565	8/12/03

SIAN Work Plane and Simple Activity Journal	TX 5-827-628	8/12/03

SCIS 3+ Beginnings Teacher Guide	TX5877113	11/21/03

SCIS 3+ Communities Student Journal	TX5876161	11/21/03
SCIS 3+ Communities Teacher Guide	TX5866655	11/21/03

SCIS 3+ Ecosystems Student Journal	TX5876166	11/21/03

SCIS 3+ Ecosystems Teacher Guide	TX5866657	11/21/03

SCIS 3+ Energy Sources Student Journal	TX5876165	11/21/03

SCIS 3+ Energy Sources Teacher Guide	TX5877116	11/21/03

SCIS 3+ Environments Student Journal	TX5876168	11/21/03

SCIS 3+ Environments Teacher Guide	TX5866659	11/21/03

SCIS 3+ Interaction and Systems Student Journal	TX5876160	11/21/03

SCIS 3+ Interaction and Systems Teacher Guide	TX5832399	11/21/03

SCIS 3+ Life Cycles Student Journal	TX5876162	11/21/03

SCIS 3+ Life Cycles Teacher Guide	TX5877115	11/21/03

SCIS 3+ Material Objects Student Journal	TX5867363	11/21/03

SCIS 3+ Material Objects Teacher Guide	TX5877114	11/21/03

SCIS 3+ Organisms Student Journal	TX5867362	11/21/03

SCIS 3+ Organisms Teacher Guide	TX5866656	11/21/03

SCIS 3+ Populations Student Journal	TX5876163	11/21/03

SCIS 3+ Populations Teacher Guide	TX5876332	11/21/03

SCIS 3+ Relative Position and Motion Student Journal	TX5876164	11/21/03

SCIS 3+ Relative Position and Motion Teacher Guide	TX5866658	11/21/03

SCIS 3+ Scientific Theories Student Journal	TX5876159	11/21/03

SCIS 3+ Scientific Theories Teacher Guide	TX5832400	11/21/03

SCIS 3+ Subsystems and Variables Student Journal	TX5876167	11/21/03

SCIS 3+ Subsystems and Variables Teacher Guide	TX5832401	11/21/03

Schedule 6.20(a)

Locations of Real Property

Division	Address
School Specialty, Inc.	W6316 Design Drive	Leased
	Greenville, WI 54942	Exp 4/30/2021

	101 Almgren Drive	Sublet
	Agawam, MA 01001	Exp 11/30/2020

	3825 S. Willow Avenue	Leased
	Fresno, CA 93722	Exp 10/31/2019

	3131 S. Willow Avenue	Leased
	Fresno, CA 93722	MTM

	100 Paragon Pkwy	Leased
	Mansfield, OH 44903	Exp 11/30/2020

	905 Hickory Lane	Leased
	Mansfield, OH 44905	Exp 10/7/2010

	3525 S. 9th Street	Owned
Salina, KS 67401

	200 Berg, Bldg 1	Leased
	Salina, KS 67401	Exp 2/28/2011

	1145 Arroyo Ave	Leased
	San Fernando, CA 91340	Exp 7/31/2012

	1241 East Watson Center Road	Leased
	Carson, CA 90745	MTM

	1156 Four Star Dr.	Leased
	Mount Joy, PA 17552	Exp 12/31/2024

	3175 Northwoods Parkway	Leased
	Norcross, GA 30071	Exp 2/28/2016

	1845 N. Airport	Leased
	Fremont, NE 68026	Exp 6/30/2011

	438 Camino Del Rio South	Leased
	San Diego, CA 92108	Exp 6/30/2011

	4308 Wallace Road	Leased
	Lakeland, FL 33812	Exp 6/30/2010

Division	Address
	2725 S. Moorland Road	Leased
	New Berlin, WI 53151	Exp 9/30/2011

	15150 Preston Road	Leased
	Dallas, TX 75248	Exp 8/31/2010

	500 East E Street	Leased
	Ontario, CA 91764	MTM

Childcraft Education Corp.	3031 Industry Drive	Leased
	Lancaster, PA 17603	Exp 12/31/2012
(Bird in Hand Mfg)

Premier Agendas, Inc.	200 Kentucky St.	Leased
	Bellingham, WA 98226	Exp 3/31/2011

	2007 Iowa St.	Leased
	Bellingham, WA 98226	Exp 12/31/2013

	2019 Iowa St.	Leased
	Bellingham, WA 98226	Exp 12/31/2013

	400 Sequoia Drive	Leased
	Bellingham, WA 98226	Exp 1/31/2014

Premier School Agendas, Ltd.	5510-268th Street	Leased
	Langley, BC V4W 3X4	Exp 8/31/2013

Select Agendas Corp.	6800 Cote de Liesse	Leased
	Saint Laurent, Quebec	Exp 10/31/2012

Delta Education	625 Mount Auburn St	Leased
	Cambridge, MA 02138	Exp 4/30/2013

	1387 Fairport Road	Leased
	Fairport, NY 14450	Exp 3/31/2012

	80 Northwest Blvd	Sublease
	Nashua, NH 03063	Exp 12/31/2018

Schedule 6.20(b)

Locations of Tangible Personal Property

Scholar Craft Products, Inc.

1 Scholar Craft Parkway

Birmingham, AL 35217

Eisenhower Center, Inc.

4425 W. Woolworth Avenue

Milwaukee, WI 53218

Valley Packaging Industries, Inc.

110 North Kensington Drive

Appleton, WI 54915

Schedule 6.20(c)

LOCATION OF CHIEF EXECUTIVE OFFICE

Inactive Subsidiaries:
School Specialty, Inc.	Frey Scientific, Inc.
W6316 Design Drive	W6316 Design Drive
Greenville, WI 54942	Greenville, WI 54942
39-0971239	39-1953771

Active Subsidiaries:	Sax Arts & Crafts, Inc.
W6316 Design Drive
ClassroomDirect.com, LLC	Greenville, WI 54942
W6316 Design Drive	39-1956436
Greenville, WI 54942
47-0892425

Childcraft Education Corp.
W6316 Design Drive
Greenville, WI 54942
13-5619818

Sportime, LLC
3155 Northwoods Parkway
Norcross, GA 30071
22-3476939

Delta Education, LLC
80 Northwest Blvd.
Nashua, NH 03063
52-2328764

Premier Agendas, Inc.
2000 Kentucky Street
Bellingham, WA 98229
33-0481380

Califone International, Inc.
1145 Arroyo Avenue #A
San Fernando, CA 91340
56-2003579

Bird-in-Hand Woodworks, Inc.
3031 Industry Drive
Lancaster, PA 17603
22-2618811

Schedule 6.20(e)

CHANGES IN NAME, STATE OF FORMATION AND STRUCTURE

None

Schedule 8.01-1

LIENS EXISTING ON THE CLOSING DATE

Debtor - Premier Agendas, Inc.

Lien in favor of Pitman Company in all goods and inventory delivered on consignment and used by consignee including but not limited to “Graphic Arts” films, photographic papers, plates, chemistry, sundries, supplies and spare parts.

Lien in favor of Fujifilm Graphic Systems USA, Inc. in all lithographic plates, film, prepressed proofing materials and miscellaneous lithographic supplies provided by, or credited from, Enovation Graphic Systems, Inc. to Premier Agendas, Inc.

Debtor – School Specialty, Inc.

Lien in favor of AT&T Capital Services, Inc., as Lessor, in all telecommunications and data equipment provided to Borrower as Lessee under Schedule No. 001-2092300-001 and all supplementary schedules, exhibits and attachments thereto.

Lien in favor of Merizon Group Inc., as Lessor, in Canon digital copiers and Fortis Disaster Recovery Hardware & Software leased from the Lessor.

Schedule 8.01-2

SECURITIZATION RELATED PROPERTY

All of the following assets, whether now or hereafter arising: (a) all Purchased Receivables, (b) all Collections, (c) each Lock-Box, (d) each Collection Account, (e) all Related Security, (f) all other rights and payments relating to the Purchased Receivables, and (g) all proceeds of any of the foregoing. As used in this Schedule 1, the following terms shall have the following meanings:

“Borrower” means School Specialty, Inc., a Wisconsin corporation.

“Collection Account” means each concentration account, depository account, lock-box account or similar account in which any Collections are collected or deposited.

“Collections” means, with respect to any Purchased Receivable, all cash collections and other cash proceeds in respect of such Purchased Receivable, including, without limitation, all yield, Finance Charges, or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Purchased Receivable.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Finance Charges” means, with respect to a Purchased Receivable, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to the related Contract.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Purchased Receivables.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Seller” means any Subsidiary.

“Originator” means an Original Seller or the Borrower.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Purchased Receivables” means (i) all Receivables sold, contributed or otherwise transferred by an Original Seller to the Borrower under and pursuant to the terms of the Receivables Transfer Agreement and subsequently sold, contributed or otherwise transferred by the Borrower to the Transferee under and pursuant to the terms of the Receivables Sales Agreement, and (ii) all other Receivables sold, contributed or otherwise transferred by the Borrower to the Transferee under and pursuant to the terms of the Receivables Sales Agreement.

“Receivable” means the indebtedness, rights, interests and other obligations, whether constituting an account, chattel paper, instrument, payment intangible or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Sales Agreement” means each agreement between the Transferee and the Borrower relating to the sale, contribution or other transfer of Receivables from the Borrower to the Transferee.

“Receivables Transfer Agreement” means each agreement between the Borrower and one or more Original Sellers relating to the sale, contribution or other transfer of Receivables from an Original Seller to the Borrower.

“Records” means, with respect to any Purchased Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Purchased Receivable, any Related Security therefor and the related Obligor.

“Related Security” means, with respect to any Purchased Receivable:

(a) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Purchased Receivable, whether pursuant to the Contract related to such Purchased Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Purchased Receivable,

(b) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Purchased Receivable whether pursuant to the Contract related to such Purchased Receivable or otherwise,

(c) all service contracts and other contracts and agreements associated with such Purchased Receivable,

(d) all Records and rights under the Contract(s) related to such Purchased Receivable,

(e) all of the Borrower’s right, title and interest in, to and under the Receivables Transfer Agreement in respect of such Purchased Receivable, and

(f) all proceeds of any of the foregoing.

“Transferee” means the applicable Special Purpose Subsidiary.

Schedule 8.02

INVESTMENTS EXISTING ON THE CLOSING DATE

Borrower owns 35% of the outstanding Capital Stock of Carson-Dellosa Publishing, LLC

Schedule 8.03

INDEBTEDNESS EXISTING ON THE CLOSING DATE

Principal		Balance	Current	Long Term
Raymond Leasing	Delta	$6,705.34	$6,705.34	$0.00
GE Capital	School Specialty	$14,382,799.49	$752,958.14	$13,629,841.35

Other

None.

Schedule 11.02

CERTAIN NOTICE ADDRESSES

1.	Each Loan Party:

School Specialty, Inc.

Attn: Chief Financial Officer

W6316 Design Drive

Greenville, WI 54942

Phone: (920) 882-5852

Fax: (920) 882-5863

Email: dave.vanderploeg@schoolspecialty.com

with a copy to:

Franzoi & Franzoi, SC

Attn: Joseph F. Franzoi IV

514 Racine Street

Menasha, WI 54952

Phone: (920) 725-3916

Fax: (920) 725-0998

Email: jffiv@franzoi.com

2.	Administrative Agent:

For Borrowing and Payment Notices:

Bank of America, N.A.

CA4-702-02-25

Building B

2001 Clayton Rd

Concord, CA 94520-2405

Attention:	Jessica Popejoy, Credit Service Representative
Telephone:	(925) 675-8139
Facsimile:	(888) 969-9232
Email:	jessica.l.torres@baml.com

Wire Instructions:

Bank of America, N.A.

ABA #: 026-009-593

Account #: 3750836479

Account Name: Large Corporate Loans

Reference: School Specialty

Attention: Jessica Popejoy

For all other Notices:

Bank of America, N.A.

1455 Market St, 5th Floor

CA5-701-05-19

San Francisco, CA 94103

Attention:	Anthea Del Bianco, Vice President
Telephone:	(415) 436-2776
Facsimile:	(415) 503-5101
Email:	anthea.del_bianco@baml.com

3.	Bank of America, N.A., in its capacity as L/C Issuer:

Bank of America, N.A.

Trade Operations - Los Angeles

CA9-705-07-05

1000 W. Temple St.

Los Angeles, CA 90012-1514

Attention:	Sandra Leon, Vice President
Telephone:	(213) 580-8369
Facsimile:	(213) 580-8440
Email:	Sandra.leon@baml.com

4.	Swing Line Lender

Bank of America, N.A.

CA4-702-02-25

Building B

2001 Clayton Rd

Concord, CA 94520-2405

Attention:	Jessica Popejoy, Credit Service Representative
Telephone:	(925) 675-8139
Facsimile:	(888) 969-9232
Email:	jessica.l.torres@baml.com

Exhibit A

FORM OF LOAN NOTICE

Date:             , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among School Specialty, Inc., a Wisconsin corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

☐	A conversion or continuation of Revolving Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Revolving Loan requested).

4.	For Eurodollar Rate Loans: with an Interest Period of months.

With respect to any Borrowing requested herein, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the proviso to the first sentence of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit B

FORM OF SWING LINE LOAN NOTICE

Date:             , 20

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among School Specialty, Inc., a Wisconsin corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

1.	On , 20 (a Business Day).

2.	In the amount of $ .

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit C-1

FORM OF REVOLVING NOTE

            , 2010

FOR VALUE RECEIVED, SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit C-2

FORM OF INCREMENTAL TERM LOAN NOTE

            , 2010

FOR VALUE RECEIVED, SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Incremental Term Loan from time to time made by the Lender to the Borrower under the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Incremental Term Loan from the date of such Incremental Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Incremental Term Loan Note is one of the Incremental Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Incremental Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Incremental Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Incremental Term Loan Note and endorse thereon the date, amount and maturity of its Incremental Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Incremental Term Loan Note.

THIS INCREMENTAL TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Incremental Term Loan Note to be duly executed by its duly authorized officer as of the day and year first above written.

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit C-3

FORM OF SWING LINE NOTE

            , 2010

FOR VALUE RECEIVED, SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Swing Line Note to be duly executed by its duly authorized officer as of the day and year first above written.

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among School Specialty, Inc., a Wisconsin corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                              of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. The consolidating financial statements included in Schedule 1 are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. The consolidating financial statements included in Schedule 1 are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in the Credit Agreement, any other Loan Document or any other certificate or document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5. The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate on and as of the date of this Certificate.

6. Set forth on Schedule 3 hereto is a list of (a) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (b) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (c) all material Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

7. Attached hereto is the insurance binder or other evidence of insurance for any insurance coverage of the Borrower or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

8. Attached hereto on Schedule 4 is a list of each warehouseman, bailee, agent or processor that has possession or control of property of the Borrower or any Subsidiary and the amount of property possessed or controlled by such warehouseman, bailee, agent or processor.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20    .

SCHOOL SPECIALTY, INC.,
a Wisconsin corporation

By:
Name:
Title:

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	School Specialty, Inc., a Wisconsin corporation

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	Credit Agreement dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and the Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ] [10]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment” or “Incremental Term Loan”).
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]11 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][12]

By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                      ]13

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

[13]	Describe Credit Agreement at option of Administrative Agent.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

Exhibit F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of             , 20     is by and among SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), [NAME AND STATE OF FORMATION OF NEW SUBSIDIARY] (the “New Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Reference is made to the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or Treasury Management Agreement with the Borrower or any Subsidiary and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement), whether now existing or owned, acquired or arising hereafter, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

3. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement) whether now owned or existing or owned, acquired or arising hereafter, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Pledged Collateral (as defined in the Pledge Agreement), whether now existing or owned, acquired or arising hereafter, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).

4. The Borrower hereby affirms and agrees that the Capital Stock identified on Schedule 1 hereto shall be deemed to be part of the Pledged Shares within the meaning of the Pledge Agreement, shall become part of the Pledged Collateral (as defined in the Pledge Agreement) and shall secure all of the Secured Obligations (as defined in the Pledge Agreement) as provided in the Pledge Agreement. In furtherance of the foregoing, the Borrower hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the Borrower in and to the Capital Stock identified on Schedule 1 and all Pledged Collateral relating thereto, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).

5. The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(a) Set forth on Schedule 1 hereto is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(b) Set forth on Schedule 2 hereto is a list of all locations where any tangible personal property of the New Subsidiary is located as of the date hereof (other than those locations set forth on Schedule 1 hereto).

(c) Set forth on Schedule 3 hereto is the chief executive office location of the New Subsidiary as of the date hereof.

(d) The exact legal name and state of formation of the New Subsidiary is as set forth on the signature pages to this Agreement.

(e) Except as set forth on Schedule 4 hereto, the New Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(f) Schedule 5 hereto includes all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses owned by the New Subsidiary in its own name, or to which the New Subsidiary is a party, as of the date hereof.

(g) Schedule 6 hereto includes all Commercial Tort Claims before any Governmental Authority by or in favor of the New Subsidiary.

6. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

7. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

8. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

9. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

SCHOOL SPECIALTY, INC., a Wisconsin corporation

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: